UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Kirby Corporation

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Kirby Corporation
NOTICE OF 2021 ANNUAL MEETING & PROXY STATEMENT

Kirby

OUR GUIDING PRINCIPLE IS NO HARM to people, the environment, or equipment. Safety is at the core of everything we do and always informs our decision making.

DO THE RIGHT THING by having the highest ethical standards while always being transparent and accountable for your actions.

The Kirby Way
SAFETY
PEOPLE
EXCELLENCE
COMMUNITY
INTEGRITY

SHARING OUR SUCCESS with each other and the communities where we live and work by protecting the environment and encouraging volunteerism.

OUR PEOPLE MAKE THE DIFFERENCE. We invest in the tools and resources to empower our employees and we promote a workplace that values mutual respect, knowledge sharing, and teamwork.

CREATING VALUE for our customers and shareholders by providing the highest quality service and products.

KIRBY | 2021 PROXY STATEMENT	1

March 3, 2021

DEAR FELLOW STOCKHOLDERS,

On behalf of the Board of Directors (the “Board”), we cordially invite you to attend Kirby Corporation’s (“Kirby” or the “Company”) 2021 Annual Meeting of Stockholders. Information concerning the matters to be voted upon at the meeting is contained in this Notice of the 2021 Annual Meeting and our Proxy Statement.

There is no doubt that 2020 was a memorable year and one most of us would like to forget. While the year certainly presented many challenges which greatly impacted both our marine transportation and distribution and services businesses, Kirby employees proved to be very resilient. As much of the world shut down upon the onset of the COVID-19 pandemic, I’m pleased to say that our businesses continued to operate seamlessly, fulfilling their roles transporting and providing essential goods and services. I credit this success not only to our pandemic response plan, which was designed to ensure business continuity, uninterrupted customer service, and the safety of our employees, but also to the resilience and commitment of our employees.

In marine transportation, we began the year with record barge utilization and a continued focus on improving our fleet through the acquisition of 92 inland tank barges with approximately 2.5 million barrels of capacity and 45 inland towboats from Savage Inland Marine. However, as the COVID-19 outbreak intensified, our focus quickly shifted to responding to the unprecedented decline in market activity while keeping our employees safe and enhancing our financial position. As if the pandemic wasn’t enough, our marine operations were faced with a historic hurricane season, which brought significant disruption to the waterways. Our mariners and shore-side employees responded well, and Kirby overcame the storms without any incidents or major damage. Overall, the year brought many challenges to the forefront, but our marine companies kept our boats fully crewed, improved their safety record, and aggressively managed their costs.

In distribution and services, reduced economic activity and historically low oil prices significantly impacted our operations and the markets we serve. In response to the depressed market conditions, we made some tough, but necessary decisions to streamline our businesses and significantly reduce our cost structure. Combined with some economic recovery in the second half of the year, our actions helped to restore the segment’s operating margin back to near break-even levels. As well, during the year we acquired the Thermo King distributor in North and East Texas and Colorado, and we made significant progress on some key initiatives including: implementation of a single ERP system, launch of a new digital sales platform – DieselDash.com, further development of new environmentally friendly product offerings, and renewals and expansions of major OEM relationships.

I’m also pleased to report that we made considerable progress in our Environmental, Social, and Governance (“ESG”) journey during 2020. Most notably, we significantly enhanced our disclosures, including alignment with the Sustainability Accounting Standards Board (“SASB”) framework, as well as reporting our greenhouse gas emissions and targets. We also recently published our first report on climate risks in accordance with the Task Force on Climate-Related Financial Disclosures (“TCFD”). From a social perspective, we rolled out a new Core Values program, “The Kirby Way”; provided new disclosures on diversity and human capital management; and we also strengthened our ethical standards through updated guidelines and policies. In governance, we listened to your feedback on our executive compensation programs, and as a result, we have implemented changes to our metrics for 2021 and added a definitive clawback policy. We also elected Richard J. Alario to be our first Lead Independent Director during the year.

Overall, 2020 was a challenging year, but Kirby responded and our Company is stronger now than it was at the beginning of 2020. Our executive team and employees rose to the occasion and ensured our resiliency in a tough year. Through their determination and commitment, we focused on the things we could control, provided uninterrupted customer service, improved our safety performance, and enhanced disclosures to our stakeholders. Looking ahead, with the vaccine distribution now well underway, as well as improving economic activity, we believe better days are ahead for Kirby with increased demand for our businesses and the industries we serve.

Your vote is important to us, regardless of the number of shares you hold or whether you plan to attend the meeting. Once you have reviewed the proxy materials and have made your decision, please vote your shares using one of the methods outlined in the Proxy Statement. Thank you for your continued support and for investing in Kirby Corporation.

Sincerely, DAVID W. GRZEBINSKI President and Chief Executive Officer

2	KIRBY | 2021 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Fellow Stockholders:
On behalf of the Board of Directors, we cordially invite you to virtually attend the 2021 Annual Meeting of Stockholders of Kirby Corporation to be held on Tuesday, April 27, 2021, at 10:00 a.m. (CDT). Due to the COVID-19 pandemic, this year’s Annual Meeting will be held in a virtual format only to provide a safe experience for our shareholders and employees.

Proposals to be voted on at the Kirby Corporation 2021 Annual Meeting of Stockholders are as follows:
1.	Election of three Class II directors;
2.	Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2021;
3.	Advisory vote on the approval of the compensation of Kirby’s named executive officers;
4.	Approval of amendment of the 2005 Stock and Incentive Plan; and
5.	Approval of amendment of the 2000 Nonemployee Director Stock Plan.

You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on March 1, 2021. Please remember that your shares cannot be voted unless you sign and return the enclosed proxy card, vote online during the Annual Meeting, or vote your shares via the phone or internet.

We have enclosed a copy of Kirby Corporation’s Annual Report to stockholders, which includes the Annual Report on Form 10-K for 2020, this Notice of Annual Meeting, this Proxy Statement, and the proxy card in our mailing to stockholders, to be first sent on or about March 19, 2021. To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/KEX2021 and enter the 16-digit control number included in your proxy materials. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting. All participants who attend the Annual Meeting will be able to electronically submit questions to management during the meeting.

The mailing address of Kirby’s principal executive offices is P.O. Box 1745, Houston, Texas 77251-1745.

Your Vote Is Important

Your vote is important. Whether you intend to attend the virtual meeting or not, please ensure that your shares will be represented by completing, signing, and returning your proxy card in the envelope provided, or by voting via the phone or internet.

At the Virtual Meeting	Telephone 800-690-6903	Internet www.proxyvote.com	Mail Fill out your proxy card and submit by mail.

Sincerely,

AMY D. HUSTED

Vice President, General Counsel and Secretary

KIRBY | 2021 PROXY STATEMENT	3

PROXY MATERIALS

This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the proposals to be voted on at the meeting, Kirby’s Board of Directors and its committees, and certain executive officers. This year you are being asked to:

1.	Elect three Class II directors;

2.	Ratify the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2021;

3.	Cast an advisory vote on executive compensation;

4.	Approval of amendment of the 2005 Stock and Incentive Plan; and

5.	Approval of amendment of the 2000 Nonemployee Director Stock Plan.

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kirby Corporation to be voted at the Annual Meeting of Stockholders to be held virtually on April 27, 2021, at 10:00 a.m. (CDT). Stockholders of record at the close of business on March 1, 2021, will be able to access the 2021 Annual Meeting webcast online at Virtual Meeting at www.virtualshareholdermeeting.com/KEX2021 by entering the 16-digit control number provided in their proxy materials.

Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting.

Unless the context requires otherwise, the terms “Kirby,” “the Company,” “our,” “we,” “us,” and similar terms refer to Kirby Corporation, together with its consolidated subsidiaries.

4 PROXY SUMMARY	KIRBY | 2021 PROXY STATEMENT

BOARD COMPOSITION & EXPERIENCE

*As of March 2021

KIRBY | 2021 PROXY STATEMENT	PROXY SUMMARY 5

2020 BUSINESS HIGHLIGHTS

In 2020, consolidated revenues declined 23% to $2.17 billion primarily due to unprecedented reductions in demand for Kirby’s products and services resulting from the COVID-19 pandemic. Distribution and services was the most impacted with a 39% reduction in revenue compared to 2019, primarily due to significant activity declines in the oil and gas market. In this market, low oil prices and an approximate 80% decline in U.S. fracturing activity and rig counts resulted in minimal orders for new and remanufactured oil and gas equipment, as well as reduced demand for new transmissions and engines, service, and parts. In the commercial and industrial market, reduced economic activity and lockdowns across the United States contributed to significant demand reductions in the on-highway and power generation businesses. These reductions were partially offset by the acquisition of Convoy Services Company (“Convoy”), a Thermo King distributor in North and East Texas and Colorado, on January 3, 2020.

Marine transportation revenues declined 12% to $1.4 billion during 2020. The year started strong with record barge utilization in inland and the acquisition of Savage Inland Marine’s (“Savage”) tank barge and towboat fleet on April 1, 2020. However, as the pandemic intensified during the second quarter, demand for refined products and crude fell, refineries and chemical plants slowed production, and Kirby’s barge utilization rapidly declined from the low to mid-90% range to the high 60% range. For the duration of the year, the inland and coastal businesses experienced minimal spot market demand, low barge utilization, and very competitive pricing dynamics. Furthermore, during the third and fourth quarters, the marine transportation businesses endured a very active hurricane season which resulted in widespread disruptions, extensive delays, and further reductions in refinery and chemical plant volumes.

With revenues declining, Kirby aggressively reduced costs across the Company, including streamlining the distribution and services segment and significantly reducing horsepower costs in marine transportation. These actions, combined with a reduced income tax rate as a result of the U.S. Coronavirus Aid, Relief, and Economic Security Act helped to minimize the impact of the pandemic to Kirby’s earnings. Overall, net earnings attributable to Kirby, excluding one-time items1, were $110 million in 2020.

In 2020, Kirby generated $445 million in cash flow from operations. This cash flow was used to fund investments in the marine transportation fleet, and pay down debt incurred to fund the Convoy and Savage acquisitions. During the year, Kirby invested over $300 million to acquire marine equipment, including 98 inland barges representing 2.6 million barrels of capacity and 45 inland towboats. As well, the Company had capital expenditures of $148.2 million, which were down 40% compared to 2019. While total debt peaked at $1.7 billion immediately preceding the Savage acquisition on April 1, significant debt repayments throughout the remainder of the year resulted in total long-term debt of $1.47 billion at December 31 and a debt-to-capitalization ratio of 32.2%.

1

Net earnings attributable to Kirby, excluding one-time items, is a non-GAAP financial measure. Please refer to Appendix A for additional information and a reconciliation to the most directly comparable generally accepted accounting principles (“GAAP”) financial measures.

6 PROXY SUMMARY	KIRBY | 2021 PROXY STATEMENT

CORPORATE GOVERNANCE

The Board represents the stockholders’ interest and is responsible for overseeing Company management, including monitoring the effectiveness of management practices and decisions. To that end, the Board has established governance practices including the guidelines and charters described below.

Business Ethics Guidelines

The Board has adopted Business Ethics Guidelines that apply to all directors, officers, and employees of the Company. A copy of the Business Ethics Guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer including its chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. A copy of the guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview.

Communication with Directors

Interested parties, including stockholders, may communicate with the full Board or any individual director, including the Chairmen of the Audit, Compensation, and Governance Committees, the lead independent director or the non-management or independent directors as a group, by writing to them c/o Kirby Corporation, P.O. Box 1745, Houston, Texas 77251-1745. The Company will refer the communication to the appropriate addressee(s). Complaints about accounting, internal accounting controls, or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Website Disclosures

The following documents and information are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance Committee Charter

•	Criteria for the Selection of Directors

•	Business Ethics Guidelines

•	Corporate Governance Guidelines

•	Communication with Directors

•	Clawback Policy

KIRBY | 2021 PROXY STATEMENT	PROXY SUMMARY 7

GOVERNANCE HIGHLIGHTS

Our Board is committed to the highest ethical standards, effective governance practices, and leveraging its expertise in the industries in which Kirby operates. In 2020, the structure of the Board was further enhanced through the creation of a lead independent director role which will be elected annually. The independent directors of the Board elected Richard J. Alario to serve in this role for the first year. Mr. Alario’s primary duties will include presiding over meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, serving as a liaison between the Chairman and the independent directors, exercising the authority to call meetings of the independent directors when necessary, and organizing and leading the Board’s evaluation of the CEO.

TOPIC	PRACTICE
Independence	• Eight out of ten director nominees are independent
• Board committees are composed entirely of independent directors

Lead Independent Director	• Richard J. Alario serves as the Lead Independent Director

Diversity	• Two out of ten directors are female

Executive Sessions	• Non-management directors meet regularly without management

Majority Voting	• Majority of votes cast is required for the election of directors

Director Evaluations	• Evaluations of the full board and each committee are conducted annually

Stock Ownership	• Stock ownership guidelines established for directors and executive officers

Single Voting Class	• Kirby has a single class of voting stock

Hedging and Pledging of Stock	• Hedging and pledging of company stock are prohibited by directors, officers, and employees

Business Ethics Guidelines	• Ethics guidelines apply to all our directors, officers, and employees

Clawback Policy	• We have a clawback policy in place for executive officers effective January 1, 2021
Board Oversight	• The Governance Committee oversees climate-related risks and the Environmental, Social, and Governance program on a quarterly basis
• The Audit Committee oversees the risk management, employee hotline/whistleblower, and cybersecurity programs on a quarterly basis

8 PROXY SUMMARY	KIRBY | 2021 PROXY STATEMENT

COMPENSATION HIGHLIGHTS

Our executive compensation philosophy has been consistent and focused on the creation of value for our stakeholders. A significant portion of our named executive officers’ compensation is tied to “At Risk” or pay-for-performance components. The pie charts on the following page depict how each element of compensation was weighted for our named executive officers in 2020.

Our executive compensation program is designed to attract and retain talented executive officers, motivate consistent performance over time, and encourage performance that results in increased profitability and stockholder returns. Our executive compensation program has historically received high levels of stockholder support well above 90%. In the last two years, however, stockholder support declined, and some investors voiced concerns over certain elements of the program, including the use of similar pay-for-performance metrics in both the short-term and long-term plans. We listened to these concerns, and for 2021, we will be implementing changes to differentiate the metrics in these plans, including a safety and environmental, social, and governance (“ESG”) component which the executive leadership team, Board, and many of our investors consider to be an important new element. The below table outlines the changes:

2020 Plan	2021 Plan
Short-Term Earnings per share – 33.3% Return on total capital – 33.3% EBITDA – 33.3%	Short-Term Earnings per share – 40% EBITDA – 40% Safety/ESG– 20%
Long-Term Performance Awards Earnings per share – 33.3% Return on total capital – 33.3% EBITDA – 33.3%	Long-Term Performance Awards Return on total capital – 50% EBITDA – 50%

Starting in 2021, we eliminated the issuance of stock options in the executive compensation plan. The Board also approved a clawback policy effective for all incentive compensation received by an executive officer on or after January 1, 2021. The new policy is available on our website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview. Listed below are some of the highlights of our compensation policies and practices:

TOPIC	PRACTICE

Pay-for-Performance Focus	• Performance-based cash annual incentive compensation rewards current year financial and operational success
• Performance-based cash and equity long-term incentive awards incentivize future growth and profitability

Annual Say-on-Pay Vote	• We annually ask stockholders to provide an advisory vote on executive compensation

Equity Ownership Guidelines	• Stock ownership guidelines are established for executive officers

Golden Parachutes	• We do not have employment agreements with executive officers

Independent Compensation Consultant	• The Compensation Committee has retained a nationally recognized compensation consulting firm to serve as its independent compensation consultant

Double-Trigger Vesting	• We have adopted double-trigger vesting of equity awards upon a change in control

Clawback Policy	• We have a clawback policy in place for executive officers effective January 1, 2021

Excise Tax Gross-Ups	• We do not provide executive officers with excise tax gross-ups

Re-pricing Stock Options	• We do not re-price stock options

Evergreen Equity Plans	• We do not have any evergreen provisions in our equity compensation plan

KIRBY | 2021 PROXY STATEMENT	PROXY SUMMARY 9

PRESIDENT AND CEO	EXECUTIVE VP AND CFO
TOTAL COMPENSATION	TOTAL COMPENSATION

OTHER NEO
TOTAL COMPENSATION

NOTE: Includes total direct compensation as referred to in the compensation discussion and analysis on page 32. “AIP Bonus” includes non-equity annual incentive plan compensation. “Long-term bonus” includes non-equity payments for the 2018-2020 performance period under the long-term incentive compensation program. For additional information, reference the Summary Compensation Table on page 39.

10 PROXY SUMMARY	KIRBY | 2021 PROXY STATEMENT

STAKEHOLDER ENGAGEMENT

The executive leadership and Board at Kirby are committed to regular interaction with our stockholders and potential stockholders to share information on the Company, listen to their perspectives, and solicit feedback. While the COVID-19 pandemic presented many challenges and significantly reduced the number of face-to-face investor interactions, senior management and investor relations remained engaged with the investment community throughout the year.

Prior to the pandemic, in February, we attended an equity conference and completed a non-deal roadshow in New York. As the pandemic began to affect our operations in March, as well as our ability to travel, Kirby hosted a public webcast and Q&A session with a sell-side analyst, providing important operational updates to more than 300 live participants. Executive management also conducted individual one-on-one meetings with the majority of our Top 20 stockholders as uncertainty surrounding the pandemic intensified. During the remainder of the year, we participated in four virtual equity conferences, two virtual non-deal roadshows, and one additional webcast. We also conducted approximately 200 individual phone calls during the year which connected us to many existing and prospective investors.

Beyond shareholder engagement, the Company is committed to listening to stakeholders across our industries to best understand and play a critical role in meeting the needs of our customers and communities in which we operate. Kirby is extensively involved with numerous trade associations and organizations related to the industries we serve. From waterway infrastructure to land conservation, Kirby takes a serious position in recognizing where our businesses have an impact. Many of Kirby’s employees also serve in numerous organizational positions ranging from a participating member to leadership roles of specific committees.

CORPORATE SUSTAINABILITY

Kirby has a long history of promoting sustainability as an integral part of our corporate culture and business strategy, and our “NO HARM” principles – NO HARM to People, to the Environment, and to Equipment – is the foundation. Kirby’s core values of responsible operation, valuing our employees, and acting as stewards of the environment in the communities we operate shape our initiatives and strategies. Kirby also has a long-standing history of investing in new equipment and technologies that improve its operations and support its environmental stewardship initiatives. We support our employees through extensive training and human capital development programs, and continuously emphasize our high safety standards.

During 2020, we made significant progress in our ESG disclosures with the release of our 2020 Sustainability Report. In this report, we aligned our ESG disclosures with the Sustainability Accounting Standards Board (“SASB”) framework for marine transportation companies, including our first- ever disclosure of scope 1 and scope 2 greenhouse gas emissions. We were pleased to report that our investment in newer and more efficient marine engines in recent years has resulted in a 17% reduction in our marine transportation fleet’s CO2e emissions since 2015 on a per barrel of capacity basis. Also included in the 2020 Sustainability Report were an ESG materiality matrix, enhanced disclosures on cargo spills, details on our investments in environmental programs, and statistics on recycling efforts. We also provided new disclosures related to employee wellness and engagement, human capital management and training, diversity, and cybersecurity.

Another recent milestone for Kirby was the release of our first report on Task Force on Climate-Related Financial Disclosures (“TCFD”). In these disclosures, Kirby provided insights into how the Board and the Company view and manage climate-related risks. Also, in a continuing effort to enhance our commitment to high ethical standards, we strengthened our business ethics guidelines and human trafficking policy, and we also implemented a new vendor code of conduct.

KIRBY | 2021 PROXY STATEMENT	PROXY SUMMARY 11

The Sustainability metrics below are as of December 31, 2020, unless otherwise noted. To learn more about these programs and initiatives, please visit the Sustainability section of our website at www.kirbycorp.com.

*	A safe watch entails “No Harm” to people, environment, or equipment during a six-hour period on a Kirby marine vessel.

12 PROXY SUMMARY	KIRBY | 2021 PROXY STATEMENT

1	Letter to Stockholders

2	Notice of Annual Meeting of Stockholders

3	Proxy Materials

4	Proxy Summary

4	Board Composition & Experience
5	Business Highlights
6	Corporate Governance
7	Governance Highlights
8	Compensation Highlights
10	Stakeholder Engagement
10	Corporate Sustainability
12	Table of Contents

13	Voting Item 1: Election of Directors

14	Nominees for Election (Proposal 1)
16	Directors Continuing in Office

19	Board of Directors

19	Director Independence
19	Risk Oversight
19	Board Leadership Structure
20	Board Committees
20	Audit Committee
20	Compensation Committee
21	Governance Committee
21	Attendance at Meetings
22	Director Compensation

25	Transactions with Related Persons

26	Voting Item 2: Audit Committee Matters

26	Ratification of Selection of KPMG LLP (Proposal 2)
26	Fees Paid to KPMG LLP

27	Audit Committee Report

28	Voting Item 3: Executive Compensation

28	Advisory Vote on Executive Compensation (Proposal 3)
28	Compensation Discussion and Analysis
28	Executive Summary

32	Elements of Compensation
37	Other Compensation Matters

38	Compensation Committee Report

39	Compensation Tables

39	Summary Compensation Table
40	Grants of Plan Based Awards
41	Outstanding Equity Awards
42	Options Exercises and Stock Vested
42	Nonqualified Deferred Compensation
43	Equity Compensation Plan Information
43	Potential Payments upon Change in Control

45	Voting Item 4: Employee Stock Plan

45	Amendment of the 2005 Stock and Incentive Plan (Proposal 4)

54	Voting Item 5: Nonemployee Director Stock Plan

54	Amendment of the 2000 Nonemployee Director Stock Plan (Proposal 5)

59	Beneficial Ownership of Common Stock

59	Beneficial Ownership of Directors and Executive Officers
60	Principal Stockholders

61	CEO Pay Ratio

62	Other Business

63	Stockholder Proposals for 2022 Annual Meeting

64	Solicitation of Proxies
64	Voting

66	Appendix

66	Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures Excluding One-Time Items
67	Appendix B: Reconciliation of GAAP Net Earnings Attributable to Kirby to Non-GAAP Adjusted EBITDA

A-1	Exhibit A

B-1	Exhibit B

KIRBY | 2021 PROXY STATEMENT	13

VOTING ITEM 1:

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board shall consist of not fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. The size of the Board is currently set at ten; after the election at the 2021 Annual Meeting, there will be nine directors with one vacancy. Three Class II directors are to be elected at the 2021 Annual Meeting to serve until the Annual Meeting of Stockholders in 2024.

Monte J. Miller, whose term expires at the 2021 Annual Meeting and has served as a director since 2006, has not been nominated by the Board of Directors for reelection as a director. The Board of Directors made this decision in consultation with Mr. Miller, taking into account the desire to refresh the membership of the Board of Directors. The Company thanks Mr. Miller for his long and dedicated service and wishes him well in his future endeavors. The Governance Committee has engaged a search firm to look for new board candidates.

Each nominee named below is currently serving as a director and each has consented to serve for the new term, if elected. If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

In addition to satisfying, individually and collectively, the Company’s Criteria for the Selection of Directors discussed under the “THE BOARD OF DIRECTORS — Governance Committee” below, each of the directors has extensive experience with the Company or in a business similar to one or more of the Company’s principal businesses or the principal businesses of significant customers of the Company. The brief biographies of each of the nominees and continuing directors below include a summary of the particular experience and qualifications that led the Board to conclude that he or she should serve as a director.

14	KIRBY | 2021 PROXY STATEMENT

NOMINEES FOR ELECTION (PROPOSAL 1)

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the following nominees as a director.

Nominees for Election as Class II directors, serving until the Annual Meeting of Stockholders in 2024

TANYA S. BEDER

Director Since: 2019 Age: 65 Race/Ethnicity: White Jackson Hole, Wyoming

Ms. Beder is currently the Chairman and Chief Executive Officer of a firm she founded in 1987, SBCC Group, ‘Strategy Building and Crisis Control’, where she heads the global strategy, risk, fintech and asset management practices. Previously, Ms. Beder held senior roles as Chief Executive Officer of Tribeca Global Management, a subsidiary of Citigroup, Managing Director & Head of Strategic Quantitative Investment Division at Caxton Associates, and President and Co-Founder of Capital Market Risk Advisors. Ms. Beder also spent time in various positions with The First Boston Corporation (now Credit Suisse) where she was a derivatives trader and was on the mergers and acquisitions team in New York and London. Ms. Beder serves as a member of the Company’s Audit Committee. Since 2011, Ms. Beder has served on the board of American Century Investments where she chairs the Technology and Risk Management Oversight Committee, is a qualified financial expert on the Audit & Compliance Committee and is a member of the Portfolio Committee. Since 2017, Ms. Beder has also served as a member of the board at Nabors Industries where she is Chair of the Compensation Committee, a qualified financial expert on the Audit Committee, and a member of the Technology & Safety Committee. Ms. Beder previously served as a member on the board of directors from 2012 to 2017 of CYS Investments, where she was the chair of the Nominating and Corporate Governance Committee and served on the Audit and Compliance and Compensation Committees. Ms. Beder is a Fellow in Practice at the Yale University International Center for Finance and a member of the Mathematical Finance Advisory Board at New York University. Previously, Ms. Beder has been a lecturer of public policy at Stanford University and was on the Advisory Board of the Columbia University Financial Engineering Program and a trustee at the Institute for Pure and Applied Mathematics at UCLA. Ms. Beder graduated with Bachelor of Arts degrees in Mathematics and Philosophy from Yale University and has a Master of Business Administration degree from Harvard Business School.

Ms. Beder brings to the Board extensive asset management experience, vast knowledge of operational and risk management, and experience serving as a director for both public and private companies. Ms. Beder’s audit and risk oversight committee experience adds valuable perspective to the collective experience of the independent directors.

KIRBY | 2021 PROXY STATEMENT	15

BARRY E. DAVIS

Director Since: 2015 Age: 59 Race/Ethnicity: White Dallas, Texas

Mr. Davis has served as Chairman of the board and Chief Executive Officer of both EnLink Midstream GP, LLC, the general partner of EnLink Midstream Partners, LP, and EnLink Midstream Manager, LLC, the managing member of EnLink Midstream, LLC since August 2019. EnLink Midstream Partners, LP and EnLink Midstream, LLC (collectively “EnLink Midstream”) are both publicly traded and listed on the NYSE. Mr. Davis served as Executive Chairman from January 2018 to August 2019 and as President, Chief Executive Officer and a director of EnLink Midstream from 2014 to January 2018. Prior to the formation of EnLink Midstream in 2014 through the combination of Crosstex Energy and substantially all of the United States midstream assets of Devon Energy, Mr. Davis had served since 1996 as President and Chief Executive Officer of Crosstex Energy, as a director of Crosstex Energy since 2002 and in management roles with other companies in the energy industry since 1984. Mr. Davis serves as a member of the Company’s Audit Committee and the Compensation Committee. He is also a member and former president of the Natural Gas and Electric Power Society and the Dallas Wildcat Committee.

EnLink Midstream provides midstream energy services, including gathering, transmission, processing, fractionation, brine services and marketing of natural gas, natural gas liquids, condensate and crude oil. EnLink Midstream’s assets include an extensive pipeline network, processing plants, fractionation facilities, storage facilities, rail terminals, barge and truck terminals and an extensive fleet of trucks. Mr. Davis has extensive knowledge and experience in the transportation of hydrocarbons, which is the primary business of EnLink Midstream and its predecessors.

JOSEPH H. PYNE

Director Since: 1988 Age: 73 Race/Ethnicity: White Houston, Texas

Mr. Pyne is the Chairman of the Board of the Company. Mr. Pyne retired as Executive Chairman of the Board on April 30, 2018, but continues to serve as Chairman of the Board in a non-executive capacity. Mr. Pyne is also a director and member of the Audit, Compensation, and Governance Committees of DHT Holdings, Inc and a former director and member of the Compensation Committee of Genesee & Wyoming Inc.

Prior to his retirement, Mr. Pyne had been an employee of the Company for 40 years, having served as President of its principal marine transportation subsidiary before serving as President and Chief Executive Officer of the Company from 1995 to 2010, then as Chairman of the Board, President and Chief Executive Officer or Chairman of the Board and Chief Executive Officer of the Company until April 2014 and then as Executive Chairman of the Board from April 2014 through April 2018. Mr. Pyne has extensive knowledge of all aspects of the Company, its history, operations, customer base, financial condition, and strategic planning. He has long been active in industry associations that, among other benefits, monitor significant legislative and regulatory developments affecting both the marine transportation and distribution and services businesses.

16	KIRBY | 2021 PROXY STATEMENT

Directors Continuing in Office

Continuing Class III directors, serving until the Annual Meeting of Stockholders in 2022

ANNE-MARIE N. AINSWORTH

Director Since: 2015 Age: 64 Race/Ethnicity: White The Woodlands, Texas

Ms. Ainsworth served as President and Chief Executive Officer of Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc. from 2012 until her retirement in 2014. Ms. Ainsworth was Senior Vice President of Refining for Sunoco, Inc. from 2009 to 2012 and previously was the General Manager of the Motiva Enterprises, LLC (“Motiva”) refinery in Norco, LA from 2006 to 2009. Before she joined Motiva, Ms. Ainsworth was director of process safety management from 2003 to 2006 and Vice President of Technical Assurance at Shell Deer Park Refining Company from 2000 to 2003. Ms. Ainsworth serves as a member of the Company’s Audit Committee. She is currently on the boards of Pembina Pipeline Corporation (serves as Chair of its Safety and Environment Committee and a member of its HRH & Compensation Committee), HollyFrontier Corporation (member of the Environmental, Health, Safety, and Public Policy Committee and a member of its Finance Committee), and Archrock, Inc. (serves as Chair of its Nominating and Corporate Governance Committee and a member of its Audit Committee). Ms. Ainsworth graduated from the University of Toledo with a Bachelor of Science in Chemical Engineering, and she holds a Masters in Business Administration from Rice University where she served as an adjunct professor from 2000 to 2009. She is also a graduate of the Institute of Corporate Directors Education Program (Rotman School of Management, University of Calgary) and holds the ICD.D designation.

Ms. Ainsworth has over 35 years of experience in executive and managerial positions in the United States refining industry with companies providing services for products that included crude oil and refined petroleum products, which constitute a significant percentage of the cargoes carried by the Company’s marine transportation business. She also has served as Chief Executive Officer of a public company.

C. SEAN DAY

Director Since: 1996 Age: 71 Race/Ethnicity: White Greenwich, Connecticut

Mr. Day has served as a member of the board of Teekay GP LLC (the general partner of Teekay LNG Partners LP) since 2004. Prior to his retirement from their board in 2019, Mr. Day was Chairman Emeritus of Teekay Corporation, a diversified foreign flag shipping group. He is also Chairman of Compass Diversified Holdings. Mr. Day serves as the Chairman of the Company’s Compensation Committee and a member of the Governance Committee.

Mr. Day has over 45 years of experience in the marine transportation business, serving for over 23 years as Chairman of one of the largest tanker companies in the world and 10 years before that as Chief Executive Officer of an international bulk shipping company. In addition, Mr. Day has been active in the private equity investment business for over 35 years, gaining extensive experience in financial management and analysis.

KIRBY | 2021 PROXY STATEMENT	17

WILLIAM M. WATERMAN

Director Since: 2012 Age: 67 Race/Ethnicity: White Bedford, New York

Mr. Waterman served as President and Chief Executive Officer of Penn Maritime Inc. (“Penn”) from 1983 through 2012 until the acquisition of Penn by the Company in 2012 when he retired. Penn was a coastal tank barge operator, transporting primarily refinery feedstocks, asphalt, and crude oil along the East Coast and Gulf Coast of the United States. He is also a director and past Chairman of The American Waterways Operators, the national trade association for the United States barge industry. Mr. Waterman serves as a member of the Company’s Governance Committee.

Mr. Waterman has over 36 years of experience in the coastal tank barge business with Penn and its predecessor companies, building Penn into one of the largest coastal tank barge operators in the United States. Mr. Waterman’s extensive experience in that business and knowledge of its markets and customers are valuable to the Board in its oversight of the Company’s coastal business and complement the inland marine transportation, midstream energy services and petrochemical industry experience of other Company directors.

Continuing Class I directors, serving until the Annual Meeting of Stockholders in 2023

RICHARD J. ALARIO

Director Since: 2011 Age: 66 Race/Ethnicity: White Orange Beach, AL

Mr. Alario served as Chief Executive Officer and a director of Key Energy Services, Inc. (“Key Energy”), a publicly traded oilfield service company listed on the New York Stock Exchange (“NYSE”), from 2004 until his retirement in March 2016. Prior to joining Key Energy, Mr. Alario served as Vice President of BJ Services Company, an oilfield service company, from 2002 to 2004, and prior to that served for over 21 years in various capacities, including in his capacity as Executive Vice President, of OSCA, Inc., also an oilfield service company. He serves as Chairman of the Company’s Governance Committee, is a member of the Audit Committee and has been chosen by the non-management directors to serve as the Lead Independent Director at executive sessions of the non-management directors. Mr. Alario has also served as a director of NOW Inc. since May 2014, as its Executive Vice Chairman on an interim basis from June 2020 until October 2020, and as its interim Chief Executive Officer from November 2019 until June 2020.

Mr. Alario has over 35 years of experience in the oilfield service business, serving as Chief Executive Officer with both operating and financial responsibility for one of the largest oilfield service companies in the United States. That experience is valuable to the Board in its oversight of the Company’s distribution and services business which serves the oilfield services industry as a significant part of its customer base. As a former public company Chief Executive Officer, Mr. Alario adds that perspective to the collective experience of the independent directors.

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DAVID W. GRZEBINSKI

Director Since: 2014 Age: 59 Race/Ethnicity: White Houston, Texas

Mr. Grzebinski has served as President and Chief Executive Officer of the Company since April 2014. He served as President and Chief Operating Officer of the Company from January 2014 to April 2014, Executive Vice President from March 2010 to January 2014, as Chief Financial Officer from March 2010 to April 2014 and as Chairman of the Company’s principal offshore marine transportation subsidiary from February 2012 to April 2013. Prior to joining the Company in February 2010, he served in various operational and financial positions with FMC Technologies Inc. (“FMC”), a global provider of advanced technology systems and products for the energy industry. Prior to joining FMC, he was employed by The Dow Chemical Company in manufacturing, engineering and financial roles. Mr. Grzebinski serves as a director of The Coast Guard Foundation and as a director of the American Bureau of Shipping.

Mr. Grzebinski has primary responsibility for the business and strategic direction of the Company and is an essential link between the Board and the Company’s day-to-day operations. He has overall knowledge of all aspects of the Company, its operations, customers, financial condition, and strategic planning.

RICHARD R. STEWART

Director Since: 2008 Age: 71 Race/Ethnicity: White Houston, Texas

Mr. Stewart served as President and Chief Executive Officer of GE Aero Energy, a division of GE Energy, and as an officer of General Electric Company, from 1998 until his retirement in 2006. From 1972 to 1998, Mr. Stewart served in various positions at Stewart & Stevenson, including Group President and member of the Board of Directors. He serves as Chairman of the Company’s Audit Committee. Mr. Stewart is also a director and former Chairman of Eagle Materials Inc. and currently serves on its Audit Committee and is a former director of Exterran Corporation.

During a 35-year business career, Mr. Stewart has been the principal executive officer with both operating and financial responsibility for the diesel engine and gas turbine power and service businesses at Stewart & Stevenson and then at GE Aero Energy. Mr. Stewart’s extensive experience in the engine and power products business is valuable to the Board in its oversight of the Company’s distribution and services business and complements the marine transportation and petrochemical industry experience of a number of the Company’s other directors.

KIRBY | 2021 PROXY STATEMENT	19

THE BOARD OF DIRECTORS

The Company’s business is managed under the direction of the Board, which is responsible for broad corporate policy and for monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and documents sent to the directors for their review, and by visiting Company facilities. The Board’s development includes onsite meetings at key operating facilities which include interaction with employees at those locations.

Director Independence

The NYSE listing standards require listed companies to have at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.

The Board has determined that the following incumbent directors have no relationship with the Company except as directors and stockholders and are independent within the meaning of the NYSE corporate governance rules:

Anne-Marie N. Ainsworth	C. Sean Day

Richard J. Alario	Monte J. Miller

Tanya S. Beder	Richard R. Stewart

Barry E. Davis	William M. Waterman

Our Chief Executive Officer, Mr. Grzebinski, has certified to the NYSE that the Company is in compliance with NYSE corporate governance listing standards.

Risk Oversight

The Board carries out its risk oversight function through the Audit Committee and the full Board. Management prepares and reviews with the Audit Committee and the Board semiannually a comprehensive assessment of the identified internal and external risks of the Company that includes evaluations of the potential impact of each identified risk, its probability of occurrence and the effectiveness of the controls that are in place to mitigate the risk. The Audit Committee and the Board also receive regular reports of any events or circumstances involving risks outside the normal course of business of the Company. At times, a particular risk will be monitored and evaluated by another Board committee with primary responsibility in the area of the subject matter involved. For example, the Compensation Committee reviews the risks related to the Company’s compensation policies and practices and the Audit Committee receives regular reports and updates on cybersecurity issues. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

Board Leadership Structure

The Board has no set policy concerning the separation of the offices of Chairman of the Board and Chief Executive Officer, but retains the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. Following Mr. Grzebinski’s succession to the position of President and Chief Executive Officer in 2014, the Board considered it important for Mr. Pyne, with his comprehensive understanding of the Company’s businesses and strategic direction, to continue in the role of an Executive Chairman of the Board. During the same time period, the Board was focused on management succession planning, primarily for the role of Chief Executive Officer but also for other senior management positions. The Board determined that having Mr. Pyne continue to serve as an Executive Chairman of the Board after relinquishing the role of Chief Executive Officer would facilitate the succession process and provide valuable support to the senior management team. When Mr. Pyne retired as Executive Chairman of the Board in April 2018, the Board considered it important to the Company for Mr. Pyne to continue as Chairman of the Board in a non-executive capacity to continue to take advantage of his knowledge of the Company and its businesses as well as his leadership experience and he continues to serve in such capacity.

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The Board has chosen Mr. Alario to be the Lead Independent Director to preside at the regular executive sessions of the non-management directors that are held at least quarterly. An executive session with only independent directors is held at least once per year. Mr. Alario also serves as a liaison between the independent directors and management on certain matters that are not within the area of responsibility of a particular committee of the Board.

Board Committees

The Board has established three standing committees, including the Audit Committee, the Compensation Committee, and the Governance Committee, each of which is briefly described below.

Audit Committee

All of the members of the Audit Committee are independent, as that term is defined in applicable Securities and Exchange Commission (“SEC”) and NYSE rules. In addition, the Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview.

PRINCIPAL FUNCTIONS	MEMBERS
Monitor the Company’s financial reporting, accounting procedures, and systems of internal control	Richard R. Stewart (Chairman) Anne-Marie N. Ainsworth Richard J. Alario Tanya S. Beder Barry E. Davis
Select the independent auditors for the Company
Review the Company’s audited annual and unaudited quarterly financial statements with management and the independent auditors
Monitor the independence and performance of the Company’s independent auditors and internal audit function
Monitor the Company’s compliance with legal and regulatory requirements
Review with management the Company’s policies with respect to risk assessment and risk management, including review of cybersecurity processes, procedures, and safeguards

Compensation Committee

All of the members of the Compensation Committee are independent, as that term is defined in applicable SEC and NYSE rules. In addition, all of the members of the Compensation Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview.

PRINCIPAL FUNCTIONS	MEMBERS
Determine the compensation of executive officers of the Company	C. Sean Day (Chairman) Barry E. Davis Monte J. Miller
Administer the Company’s annual incentive bonus program

Administer the Company’s stock option, restricted stock, restricted stock units (“RSUs”), and long-term incentive plans and grant stock options, restricted stock, RSUs, and cash performance awards under such plans

KIRBY | 2021 PROXY STATEMENT	21

Governance Committee

All of the members of the Governance Committee are independent, as that term is defined in NYSE rules. The Governance Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview.

PRINCIPAL FUNCTIONS	MEMBERS
Perform the function of a nominating committee in recommending candidates for election to the Board	Richard J. Alario (Chairman) C. Sean Day Monte J. Miller William M. Waterman
Review all related person transactions
Oversee the operation and effectiveness of the Board

Lead the annual review of the Board and management performance, including the CEO

Oversee the Company’s climate-related risks and review and assess the Company’s environmental and sustainability policies and strategies

The Governance Committee will consider director candidates recommended by stockholders or proposed by stockholders in accordance with the Company’s Bylaws. Recommendations may be sent to the Chairman of the Governance Committee, Kirby Corporation, P.O. Box 1745, Houston, Texas 77251-1745, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the Governance Committee will consider in evaluating director candidates. The criteria address compliance with SEC and NYSE requirements relating to the composition of the Board and its committees, as well as character, integrity, experience, understanding of the Company’s business, and willingness to commit sufficient time to the Company’s business. The criteria are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview.

In addition to the above criteria, the Corporate Governance Guidelines and Governance Committee Charter include provisions concerning the consideration of diversity in business experience, professional skills, gender, race, and ethnic background in selecting nominees for director. The Company and Governance Committee are committed to having a Board that reflects these diverse perspectives and actively seeks out highly qualified candidates that include women and individuals from minority groups when board nominees are chosen. The Governance Committee took these provisions into account in expanding the Board in 2019 and will take them into account when considering candidates to fill the vacancy after completion of Mr. Miller’s term.

When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for reelection), the Board and the Governance Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The Governance Committee will continue to consider candidates from any of those sources when future vacancies occur. The Governance Committee does not evaluate a candidate differently based on whether or not the candidate is recommended by a stockholder.

Attendance at Meetings

It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2020, the Board met six times, the Audit Committee met nine times, the Compensation Committee met five times and the Governance Committee met five times. Each director attended all of the meetings of the Board and the meetings of the committees on which he or she served. All directors attended the 2020 Annual Meeting of Stockholders of the Company.

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Director Compensation

Directors who are employees of the Company receive no additional compensation for their service on the Board. Compensation of nonemployee directors is determined by the full Board, which may consider recommendations of the Compensation Committee. Past practice has been to review director compensation when the Board believes that an adjustment may be necessary in order to remain competitive with director compensation of comparable companies. Management of the Company periodically collects published survey information on director compensation for purposes of comparison.

Each nonemployee director receives an annual fee of $75,000. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Chairman of the Board receives an additional annual fee of $150,000, the Chairman of the Audit Committee receives an additional annual fee of $20,000, the Chairman of the Compensation Committee receives an additional annual fee of $15,000, and the Chairman of the Governance Committee receives an additional annual fee of $10,000. The lead independent director or presiding director at executive sessions of the non-management directors receives an additional annual fee of $20,000. In addition, each director receives an annual fee of $7,500 for each committee of the Board on which he or she serves. All fees are payable in four equal quarterly payments made at the end of each calendar quarter. The annual director fee is prorated for any director elected between annual stockholder meetings and the Chairman of the Board, committee chairman, lead independent or presiding director, and committee member fees are prorated for any director who is elected to such position between annual meetings of the Board. Directors are reimbursed for reasonable expenses incurred in attending meetings.

Each nonemployee director will receive a fee of $3,000 for each board meeting attended, in person or by telephone, in excess of six meetings in any one calendar year. Each member of a committee of the board will receive a fee of $3,000 for each committee meeting attended, in person or by telephone, in excess of ten meetings in any one calendar year in the case of the Audit Committee, in excess of eight meetings in any one calendar year in the case of the Compensation Committee and in excess of eight meetings in any one calendar year in the case of the Governance Committee.

In addition to the fees described above provided to the directors, the Company has a stock award plan for nonemployee directors of the Company which provides for the issuance of stock options and restricted stock. The director plan provides for automatic grants of restricted stock to nonemployee directors after each annual meeting of stockholders. Each director receives restricted shares of the Company’s common stock after each annual meeting of stockholders. The number of shares of restricted stock issued is equal to (a) $167,500 divided by (b) the fair market value of a share of stock on the date of grant multiplied by (c) 1.2. The director plan also provides for discretionary grants of an aggregate of 10,000 shares in the form of stock options or restricted stock. In addition, the director plan allows for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee at the option of the director. A director who elects to receive stock options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all stock options granted under the director plan is the fair market value per share of the Company’s common stock on the date of grant. The restricted stock issued after each annual meeting of stockholders vests six months after the date of issuance. Stock options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. The stock options generally remain exercisable for ten years after the date of grant.

The Board has established stock ownership guidelines for officers and directors of the Company. Nonemployee directors must be in compliance within five years after first election as a director, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, nonemployee directors are required to own common stock of the Company having a value equal to four times the annual cash director fee. As of December 31, 2020, all directors were in compliance with the stock ownership guidelines. The Governance Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

KIRBY | 2021 PROXY STATEMENT	23

The following table summarizes the cash and equity compensation for nonemployee directors for the year ended December 31, 2020:

Director Compensation for 2020

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)(2)	OPTION AWARDS(1)(2)	TOTAL

Anne-Marie N. Ainsworth	$82,500	$201,005	$—	$283,505

Richard J. Alario	120,000	201,005	—	321,005

Tanya S. Beder	78,750	201,005	—	279,755

Barry E. Davis	15,000	291,115	—	306,115

C. Sean Day	86,250	201,005	—	287,255

Monte J. Miller	90,000	201,005	—	291,005

Joseph H. Pyne(3)	225,000	201,005	—	426,005

Richard R. Stewart	102,500	201,005	—	303,505

William M. Waterman	7,500	291,115	—	298,615

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards and option grants to the directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2020.

(2)

Ms. Ainsworth, Mr. Alario, Ms. Beder, Mr. Davis, Mr. Day, Mr. Miller, Mr. Pyne, Mr. Stewart, and Mr. Waterman were each granted 4,033 shares of restricted stock on May 7, 2020 at a value of $49.84 per share. Mr. Davis and Mr. Waterman were each granted an additional 1,808 shares of restricted stock on May 7, 2020 at a value of $49.84 per share as they elected to receive their annual director fee in the form of restricted stock.

(3)

In connection with his employment, prior to his retirement in April 2018, Mr. Pyne also received $72,667 pursuant to cash performance awards for the 2018-2020 performance period. In addition, he also received $35,000 in payments for office rent and administrative support, pursuant to his retirement agreement.

24	KIRBY | 2021 PROXY STATEMENT

Director Outstanding Equity at December 31, 2020 and Grant Date Fair Value of Equity Awarded During 2020

The following table shows the aggregate number of shares of unvested restricted stock and stock options outstanding for each director as of December 31, 2020, as well as the grant date fair value of restricted stock awards and stock option grants made during 2020:

NAME	AGGREGATE SHARES OF UNVESTED RESTRICTED STOCK AS OF DECEMBER 31, 2020	AGGREGATE STOCK OPTIONS OUTSTANDING AS OF DECEMBER 31, 2020		GRANT DATE FAIR VALUE OF RESTRICTED STOCK AND STOCK OPTIONS AWARDED DURING 2020

Anne-Marie N. Ainsworth	—	—		$201,005

Richard J. Alario	—	12,000		201,005

Tanya S. Beder	—	—		201,005

Barry E. Davis	452	8,480		291,115

C. Sean Day	—	24,000		201,005

Monte J. Miller	—	25,276		201,005

Joseph H. Pyne(1)	—	21,396	(2)	201,005

Richard R. Stewart	—	12,000		201,005

William M. Waterman	452	22,000		291,115

(1)

Mr. Pyne also owned 7,947 unvested RSUs as of December 31, 2020 under the Company’s 2005 Employee Stock and Incentive Plan that were granted to him as an employee prior to his retirement on April 30, 2018.

(2)

Stock options held by Mr. Pyne are under the Company’s 2005 Employee Stock and Incentive Plan at December 31, 2020, of which 14,264 were exercisable. The stock options were granted to Mr. Pyne as an employee prior to his retirement on April 30, 2018.

KIRBY | 2021 PROXY STATEMENT	25

TRANSACTIONS WITH

RELATED PERSONS

The Board has adopted a written policy on transactions with related persons that provides that certain transactions involving the Company and any of its directors, executive officers, or major stockholders or members of their immediate families, including all transactions that would be required to be disclosed as transactions with related persons in the Company’s Proxy Statement, are subject to approval in advance by the Governance Committee, except that a member of the Committee will not participate in the review of a transaction in which that member has an interest. The Committee has the discretion to approve any transaction which it determines is in, or not inconsistent with, the best interests of the Company and its stockholders. If for any reason a transaction with a related person has not previously been approved, the Committee will review the transaction within a reasonable period of time and either ratify the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. If a transaction is ongoing or consists of a series of similar transactions, the Committee will review the transaction at least annually and either ratify the continuation of the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. The policy provides certain exceptions, including compensation approved by the Board or its Compensation Committee.

Mr. Grzebinski is a member of the board of directors of American Bureau of Shipping (“ABS”), a not-for-profit that provides global classification services to the marine, offshore and gas industries. The Company paid ABS $2,377,000 in 2020 to perform audits and surveys of the Company’s vessels in the ordinary course of business.

Mr. Grzebinski is a member of the board of directors of UK Protection & Indemnity Association (“UK P&I), a mutual marine protection and indemnity organization that provides protection and indemnity insurance for third party liabilities and expenses arising from vessel operations. The Company paid UK P&I $3,000,000 in premiums during 2020 for coverage in the 2020-2021 policy period in the ordinary course of business.

Amy D. Husted, Vice President, General Counsel and Secretary of the Company, is a member of the board of directors of Signal Mutual Indemnity Association Ltd (“Signal”), a group self-insurance not-for-profit organization authorized by the U.S. Department of Labor as a longshore worker’s compensation insurance provider. The Company has been a member of Signal since it was established in 1986. The Company paid Signal $667,000 in 2020 in the ordinary course of business.

The husband of Ms. Husted is a partner in the law firm of Clark Hill PLC. The Company paid the law firm $1,598,000 in 2020 for legal services. However, Mr. Husted is not involved in any legal matters related to the Company. Further, Mr. Grzebinski approves each engagement of the firm by the Company and the payment of fees billed by the firm.

No family relationship exists among the executive officers or among the executive officers and the directors.

26	KIRBY | 2021 PROXY STATEMENT

VOTING ITEM 2:

AUDIT COMMITTEE MATTERS

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. KPMG served as the Company’s independent accounting firm for the fiscal year ending December 31, 2020. Although the Audit Committee has the sole authority and responsibility to select and evaluate the performance of the independent accounting firm for the Company, the Board is requesting, as a matter of good corporate governance, that the Company’s stockholders ratify the selection of KPMG for 2021.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2021.

Ratification of the selection of KPMG requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection. However, because of the difficulty and expense of changing independent auditors at this point in the year, the selection of KPMG would probably be continued for 2021 in the absence of extraordinary reasons for making an immediate change. If the stockholders do ratify the selection of KPMG, the Audit Committee will retain the authority to make a change if warranted in its judgment.

Representatives of KPMG are expected to be present at the 2021 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG, the Company’s independent registered public accounting firm, during the last two fiscal years:

	2020	2019

Audit Fees	$2,269,000	$2,234,000

Tax Fees	103,000	35,000
Total	$2,372,000	$2,269,000

Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements, or services normally provided in connection with statutory or regulatory filings. This category also includes fees for issuance of comfort letters, consents and review of documents filed with the SEC.

Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category for 2020 included the review of the Company’s 2018 and 2019 federal income tax returns and changes related to the CARES Act.

Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

KIRBY | 2021 PROXY STATEMENT	27

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of five directors, all of whom are independent within the meaning of SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2020 with management and the independent auditors. The Audit Committee also (a) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), (b) received the written disclosures and letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and (c) discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2020 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which has been filed with the Securities and Exchange Commission.

Audit Committee

Richard R. Stewart, Chairman

Anne-Marie N. Ainsworth

Richard J. Alario

Tanya S. Beder

Barry E. Davis

28	KIRBY | 2021 PROXY STATEMENT

VOTING ITEM 3:

EXECUTIVE COMPENSATION

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our stockholders have the opportunity to cast an annual non-binding advisory vote to approve the compensation of the Company’s named executive officers.

The Company is requesting your approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed and discussed under “EXECUTIVE COMPENSATION” on pages 28-44 of this Proxy Statement. We believe that our executive compensation:

•	is competitive as necessary to attract and retain qualified executives;

•	is appropriately tied to Company and individual performance;

•	is designed with both short-term and long-term business objectives of the Company in mind;

•	does not encourage excessive risk-taking by the Company’s management; and

•	properly aligns the interests of management with those of the Company’s stockholders.

For those reasons, we are asking you to approve the following resolution:

RESOLVED that the compensation of the Company’s named executive officers as described under “EXECUTIVE COMPENSATION” in the Company’s Proxy Statement for its 2021 Annual Meeting of Stockholders is approved.

Although the vote on approval of executive compensation is not binding, the Compensation Committee and the Board will consider the result of the vote in making future compensation decisions.

The Board of Directors of the Company unanimously recommends that you vote “FOR” Proposal 3 approving the compensation of the named executive officers as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Named Executive Officers

The Company’s “named executive officers” for 2020 and their positions with the Company at the end of the year were:

•	David W. Grzebinski, President and Chief Executive Officer;

•	William G. Harvey, Executive Vice President and Chief Financial Officer;

•	Christian G. O’Neil, President of the Company’s principal marine transportation subsidiaries;

•	Joseph H. Reniers, President of the Company’s principal distribution and services subsidiary; and

•	Amy D. Husted, Vice President, General Counsel and Secretary.

Compensation for the Company’s named executive officers is provided primarily by three compensation elements:

(1)	base salary;

(2)	annual incentive compensation (paid in cash); and

(3)	long-term incentive compensation, including stock options, restricted stock, RSUs, and cash performance awards.

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Base salary is not variable once established for the year, but annual incentive compensation and long-term incentive compensation are variable in that they are based upon current year performance and longer term performance, respectively. Additionally, certain retention awards comprised of a cash retention bonus and RSUs approved in 2021 by the Compensation Committee for Messrs. Grzebinski, O’Neil, and Reniers are subject to incentive and retention award agreements which are intended to properly incentivize and retain key executives through the unprecedented economic downturn due to the global COVID-19 pandemic and beyond.

The overall goal of the Company’s compensation program is (1) to pay compensation competitive with similar companies and (2) to align annual incentives and long-term incentives with corporate performance and a return to the Company’s stockholders.

Compensation Objectives

The objectives of the executive compensation program are:

•	to attract and retain executives with competitive compensation opportunities;

•	to motivate consistent performance over time; and

•	to encourage performance that results in increased profitability and stockholder value.

The Company’s executive compensation program is designed to reward:

•

performance that contributes to the long-term growth and stability of the Company and the effectiveness of management in carrying out strategic objectives identified for the Company (through base salary);

•	the financial and operational success of the Company and the performance of the executive for the current year (through the annual incentive plan); and

•	the future growth and profitability of the Company (through long-term incentives).

Company Performance

The Company’s overall performance in 2020 was negatively affected by decreased activity in oil and gas exploration and the demand destruction caused by the COVID-19 pandemic. In the marine transportation segment, revenues decreased 12% year-on-year, primarily due to reduced barge utilization in the inland and coastal markets and decreased term and spot contract pricing in the inland market, each as a result of a reduction in demand due to the COVID-19 pandemic, partially offset by the acquisition of assets from Savage Inland Marine, LLC in April 2020. In the distribution and services segment, revenues decreased 39% year-on-year, driven by reduced activity in the oilfield as a result of oil price volatility throughout 2019 and 2020, the extensive downturn in oil and gas exploration due to low oil prices, caused in part by the COVID-19 pandemic, an oversupply of pressure pumping equipment in North America, and reduced spending and enhanced cash flow discipline for the Company’s major oilfield customers. In 2020, the Company generated strong cash flow with Adjusted EBITDA of $360 million and expanded its marine fleet, investing over $300 million in acquisitions and new construction of marine transportation equipment. At the end of 2020, the Company had a debt to capital ratio of 32.2%.

The following table summarizes a number of key Company financial measures for the last three years (dollars are in millions except for per share amounts):

	2020		2019		2018

Total assets	$5,924		$6,079		$5,872
Total revenues	$2,171		$2,838		$2,971
Net earnings (loss) attributable to Kirby	$(273	)(2)	$142	(3)	$78	(4)
Adjusted EBITDA(1,5)	$360		$465		$471
Earnings (loss) per share (diluted)(1)	$(4.55	)(2)	$2.37	(3)	$1.31	(4)
Adjusted earnings per share (diluted)(5)	$1.84		$2.90		$2.86

(1)	Performance measures for annual and long-term incentive compensation discussed under “Elements of Compensation – Annual Incentive Compensation” below.

(2)

Includes $7.24 per share non-cash charges related to inventory write-downs, impairment of long-lived assets, including intangible assets and property and equipment, and impairment of goodwill in the distribution and services segment. Also includes $0.85 per share tax benefit related to net operating losses generated in 2018 and 2019 used to offset taxable income generated between 2013 and 2017.

(3)	Includes $0.47 per share related to inventory write-downs and $0.06 per share related to severance and early retirement expense.

(4)

Includes $1.12 per share related to asset impairment and lease cancellation charges, $0.04 per share related to impairment of goodwill, one-time expenses of $0.30 per share related to Mr. Pyne’s retirement as an executive officer of the Company, Higman Marine, Inc. and its affiliated companies (“Higman”) acquisition fees and expenses of $0.04 per share and $0.05 per share related to an amendment to the 2005 Employee Stock and Incentive Plan.

(5)

Adjusted EBITDA and Adjusted earnings per share are non-GAAP financial measures. Please refer to Appendix A and Appendix B for additional information and a reconciliation to the most directly comparable GAAP financial measures.

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The Company’s total cumulative stockholder loss was 22% over the last three years primarily due to market declines in 2020 as a result of the COVID-19 pandemic.

Incentive Plan Payouts

The 2020 named executive officers received annual incentive compensation plan payouts below target amounts because the Company’s results for 2020 on the key performance measures were below target. In addition, two of the named executive officers (Mr. Grzebinski and Mr. Harvey) received a cash performance award payment below their target amounts because results for the 2018-2020 performance period were below target amounts on a cumulative basis. The other three named executive officers (Mr. O’Neil, Mr. Reniers, and Ms. Husted) were not previously granted cash performance awards for the 2018-2020 performance period.

Incentive and Retention Award Agreements

When reviewing compensation relating to 2021 performance, the Compensation Committee considered the fact that certain of its performance-based equity and cash compensation arrangements for its named executive officers were established either prior to or near the outset of the COVID-19 pandemic. The pandemic has ultimately had a widespread impact on both the equity markets and economy generally, which has, in turn, impacted the ability to achieve the performance-based targets previously established without regard to individual contributions such as pro-active leadership in maintaining continuity of the Company’s business operations during this time. The Committee believes that Messrs. Grzebinski, O’Neil and Reniers’ skills, familiarity with the Company, and leadership expertise are critical to the continued success of the Company. In addition, the Committee strongly believes that the continuity of leadership at the CEO level is integral to the long-term success of the Company. Therefore, the Committee pays significant attention to creating long-term incentives in structuring compensation packages for the key employees with retention over the longer term being a consideration during the period of industry instability. In light of that fact, the Compensation Committee determined that it should enter into incentive and retention award agreements providing for a retention award comprised of a cash retention bonus and RSUs for Messrs. Grzebinski, O’Neil, and Reniers, in order to ensure that the Company would be able to properly incentivize them and ensure retention of their services through the expected resolution of the COVID-19 pandemic and its associated impacts and beyond.

The terms of the incentive and retention award agreements for each such named executive officer are substantially similar except with regard to the amount of the cash retention bonus and the number of RSUs included in the retention award. For Mr. Grzebinski, the total cash retention bonus amount is $1,250,000 and the total number of RSUs is 24,626. For Mr. O’Neil, the total cash retention bonus amount is $375,000 and the total number of RSUs is 9,850. For Mr. Reniers, the total cash retention bonus amount is $375,000 and the total number of RSUs is 9,850.

The cash retention bonus amounts vest in three equal installments on December 15th in each of 2021, 2022, and 2023. The RSUs cliff vest on January 24, 2024. Unvested cash retention bonus payments and RSUs will be forfeited if employment of the named executive officer is terminated for any reason prior to vesting, subject to proration in the case of death or disability. In the case of termination for cause, any previously vested and paid cash retention bonus payments shall be repaid to Company.

The foregoing summary of the terms of the incentive and retention award agreements is qualified in its entirety by reference to the copy of the agreements filed as Exhibits 10.1, 10.2, and 10.3 to the Company’s current report on Form 8-K filed February 26, 2021.

Chief Executive Officer Compensation

Mr. Grzebinski’s salary remained the same at an annual rate of $950,000 in 2020. He earned an annual incentive award for 2020 performance and received a cash payment pursuant to his cash performance award for the 2018-2020 performance period for an aggregate of $1,164,828 (a decrease of 33% from 2019). In addition, he received stock options and RSUs with an aggregate grant date fair value of $2,068,480 (an increase of 4% from 2019). A total of 77% of his total direct compensation (annual incentive compensation payment, cash performance award payment, RSUs, and stock options) was at risk.

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Compensation Committee

The Compensation Committee (the “Committee”) of the Board has the authority and responsibility to:

•	annually review and approve goals and objectives relating to the compensation of the CEO, evaluate the CEO’s performance, and determine compensation of the CEO;

•	determine the compensation of other executive officers of the Company;

•	administer the Company’s equity compensation and incentive plans and grant equity compensation and other awards under the plans;

•

review and make recommendations to the Board with respect to the Company’s incentive and equity-based compensation plans, any new incentive or equity based compensation plans, or any other form of executive compensation;

•	monitor risks arising from the Company’s compensation policies and practices;

•	review and reassess the adequacy of the Committee’s Charter annually;

•	conduct an annual performance evaluation of the Committee;

•	report regularly to the Board on its activities; and

•	has the ability to retain a compensation consultant, legal counsel, or other advisors.

During 2020, the Committee was composed of three members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in relevant SEC and NYSE standards and federal securities and tax regulations.

The Committee does not delegate any of its authority to determine executive compensation. The Committee considers recommendations from the Chief Executive Officer in making its compensation decisions for executive officers other than the Chief Executive Officer. The Committee takes those recommendations into account when setting compensation for other executive officers since the Chief Executive Officer is in the best position to evaluate the contributions of the other executive officers to the success of the Company. The Board undertakes an independent evaluation of the individual performance of the Chief Executive Officer before the Committee sets his compensation. The Committee also engaged a compensation consultant in connection with its compensation decisions for 2020.

In determining the compensation of the named executive officers, the Committee considered all elements of total compensation, including salary, annual incentive compensation, long-term incentive compensation, and projected payouts under the Company’s retirement plans, as applicable. The Committee also relied in part on the marketplace analysis prepared by Longnecker & Associates (the “Consultant”), a compensation consulting firm retained by the Committee, in determining that its compensation decisions, both as to specific elements of compensation and as to aggregate compensation, were in a reasonable range for comparable companies and for the positions held by the named executive officers. The Committee also considered the Consultant’s analysis in evaluating internal pay equity among the named executive officers. From that foundation, the Committee refined individual compensation decisions based on a number of factors, including the prior year’s compensation, the performance of the Company or its business groups, individual performance of the named executive officer, any increased responsibilities assigned to a particular executive officer, the recommendations of the Chief Executive Officer (except as to his own compensation) and considerations of internal pay equity. However, the final decisions of the Committee are to some extent subjective and do not result from a formulaic application of any of those factors.

Say on Pay

At the Company’s 2020 Annual Meeting, stockholders approved the compensation of the Company’s named executive officers by 83% of the votes cast. In the past two years, stockholder support has declined below historical levels. While there were no material changes to the executive compensation program in 2020, in response to stockholder feedback, the Committee has made certain changes to the 2021 compensation program to address stockholder concerns.

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In 2021, long term incentive program compensation grants were in the form of RSUs (60%) and performance awards (40%) for Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, and Mr. Reniers and 100% RSUs for Ms. Husted. No stock options were granted in 2021. Performance awards granted in 2021 are based on Adjusted EBITDA (50%) and return on invested capital (50%). The earnings per share component has been removed. In addition, the 2021 Annual Incentive Plan (“AIP”) program has been modified in comparison to the 2020 AIP to add an operating performance and environmental, social, and governance (“ESG”) component and the return on total capital component has been removed. For 2021, AIP metrics are based on Adjusted EBITDA (40%), EPS (40%), and operating performance and ESG (20%).

Compensation Consultant

For 2020, the Committee engaged the Consultant to provide information for the Committee to consider in making compensation decisions. The Consultant was engaged directly by the Committee to:

•	review the peer group of comparable companies used for comparisons of Company performance and executive compensation;

•	perform a marketplace analysis of direct compensation for senior executive officers compared to the peer group of companies and published compensation surveys;

•	update the Committee on current trends in executive compensation; and

•	consult with the Committee concerning risks of the Company’s compensation policies and practices.

At the Committee’s request, the Consultant addressed the six independence factors for compensation committee advisors that are identified in SEC regulations. The Company paid the Consultant $143,000 during 2020. The Committee concluded that there were no conflicts of interest that would affect the work of the Consultant for the Committee. The Consultant performed no services during 2020 for the Company or any of its affiliates other than for the Committee.

Elements of Compensation

General

The Committee and management believe that the Company is a leader in the industries in which it operates and that its employees are frequently targeted by its competitors. Therefore, the Committee generally attempts to set compensation at levels to keep pace with inflation and the competitive employment market to avoid losing valuable employees.

Compensation information for a peer group of comparable companies used by the Committee in making compensation decisions was provided by the Consultant. See “Benchmarking” below for more detail and a listing of the companies in the peer group.

Based on the market analysis provided to the Committee in October 2019 by the Consultant, and reviewed by the Committee in January 2020 when compensation for the year was set, the Consultant determined that, in the aggregate, all five named executive officers were positioned at or below the median for comparable companies in target total cash compensation and target total direct compensation. Mr. Grzebinski, Mr. O’Neil, and Mr. Reniers were positioned above the median but below the 75th percentile for comparable companies in actual total direct compensation, while Mr. Harvey and Ms. Husted were positioned below the median in actual total direct compensation. For purposes of this study and this Compensation Discussion and Analysis, total cash compensation included base salary and annual incentive compensation, and total direct compensation included base salary, annual incentive compensation, and long-term incentive compensation.

Salary

The Committee targets base salaries for the named executive officers at approximately the median for comparable companies. Based on information provided by the Consultant in October 2019, and reviewed by the Committee in January 2020, salaries of Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, Mr. Reniers, and Ms. Husted were positioned at or below the median by 0% to 15% for comparable positions with comparable companies. In response to the decline in business activity in the marine transportation and distribution and services segments due to the COVID-19 pandemic, annual base salary adjustments approved in January 2020 for named executive officers were withheld due to business conditions in April 2020. However, in July 2020, the salaries of Mr. O’Neil and Ms. Husted were increased by amounts intended to bring them up to the median range for comparable companies. Annual base salary adjustments are typically made in April of each year, and therefore differences between 2019 and 2020 base salaries for named executive officers will reflect adjustments made during the course of 2019 in addition to the noted adjustments for Mr. O’Neil and Ms. Husted.

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Annual Incentive Compensation

The Company established a 2020 AIP which is administered by the Committee. The AIP addresses annual incentive compensation for all AIP participants, including the executive officers. A copy of the AIP was filed as Exhibit 10.6 with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. With regard to executive officers, the Committee attempts to set annual incentive compensation targets at a level such that, with target performance by an executive officer and the Company, the total cash compensation (base salary plus annual incentive compensation) for the executive officer will be at approximately the median for comparable companies and positions, but with a superior performance by an executive officer and the Company, the total cash compensation for the executive officer will be above the median. The Committee believes that providing total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer’s total annual cash compensation is at risk due to both individual performance factors and the Company’s success in achieving the targeted performance measures described below. Annual incentive compensation constitutes a significant portion of direct cash compensation and can vary significantly from year to year depending on the Company’s achievement of the performance measures set forth in the AIP.

Based on the market analysis provided to the Committee by the Consultant, the Committee determined that target total cash compensation for 2020 for Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, Mr. Reniers, and Ms. Husted would be at or below the median by 0% to 10%. Based on the Company’s performance in 2020 and information available at the end of the year, total cash compensation for the five named executive officers was below the median when compared to peer group and survey information for comparable roles.

AIP targets for 2020 annual incentive compensation were based on the achievement of three equally weighted performance measures for the year, based on the budget for the year that was prepared by management and approved by the Board, which were the basis for determining the total amount to be paid out pursuant to the AIP. Target annual incentive compensation was established for each participant in the AIP and a preliminary incentive compensation payment amount was determined for each participant based on the extent to which the three performance measures were achieved by each of the Company’s business units and by the Company as a whole. The aggregate amount of the Company bonus pool for the year was equal to the sum of the preliminary annual incentive compensation payment amounts as so determined for all participants. The preliminary incentive payment amount for each participant served as a guideline for the individual awards, but each individual bonus could be above or below that level. However, in no event would a bonus paid to any participant exceed 200% of the target bonus for that participant.

The three performance measures were Adjusted EBITDA, return on total capital, and earnings per share. Adjusted EBITDA for the year is calculated by adding the following amounts shown in the Company’s audited financial statements:

(1)	net earnings attributable to Kirby;

(2)	depreciation and amortization;

(3)	interest expense;

(4)	provision for taxes on income;

(5)	impairment of long-lived assets; and

(6)	impairment of goodwill.

Return on total capital for the year is calculated by dividing (i) net earnings attributable to Kirby plus provision for taxes on income plus interest expense by (ii) the average of total equity plus long-term debt for the year. Earnings per share is diluted net earnings per share attributable to the Company’s common stockholders as shown in the Company’s Consolidated Statements of Earnings for 2020.

In addition to the target payment established for each participant in the AIP, the Committee also established a range of possible annual incentive compensation payments, with no payment unless a minimum percentage of the target performance is achieved, which ranged from 65% to 80% depending on the business unit, and a maximum possible award of 200% of the target amount if a maximum percentage of the target performance is achieved, which ranged from 120% to 135% depending on the business unit. Annual incentive compensation payments for most employees of the Company itself (a holding company which conducts operations through its subsidiaries) are based entirely on the performance of the Company and its subsidiaries, as a whole. Payments for the heads of the Company’s business units and for certain management level employees with responsibilities for more than one business unit are generally based partly on the performance of the relevant business units and partly on overall Company performance.

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For 2020, the target and actual amounts for the three performance measures for the Company were:

	TARGET	ACTUAL(1)

Adjusted EBITDA	$483 million	$368 million
Return on total capital	5.5%	3.2%
Earnings per share	$2.61	$2.68

(1)

Adjusted EBITDA excludes one-time expenses of $8.0 million of inventory write-downs. Return on capital and earnings per share exclude $7.24 per share related to impairment of long-lived assets, impairment of goodwill, and inventory write-downs. Pursuant to its authority to interpret the AIP guidelines to assure that awards are consistent with the AIP’s purposes and the Company’s interests, the Committee approved the exclusion of those items in determining the annual incentive compensation payouts for all participants. Absent the exclusion of impairment from earnings per share, there would have been no payout under the AIP. The Compensation Committee determined that this exclusion was appropriate given the Compensation Committee’s opinion that the impairment was primarily due to the impact of the COVID-19 pandemic. The Committee also took into account the effects of the Company to protect its employees and continue operations despite the challenges of the COVID-19 pandemic, with minimal disruptions, including by moving to remote operations for many of its shoreside employees.

The cash performance awards are based on cumulative performance over a three-year period from 2020 to 2022. The targets for 2020 were the same as those for the AIP, while the targets for 2021 and 2022 will be based on each respective year’s performance targets.

For 2020, the Committee set the individual target AIP payment for the named executive officers at the following percentages of base salary:

•	Mr. Grzebinski (100%);

•	Mr. Harvey (70%);

•	Mr. O’Neil (70%);

•	Mr. Reniers (70%); and

•	Ms. Husted (70%).

The target percentages were set at levels which the Committee determined, based in part on analysis by the Consultant, to be commensurate with the responsibilities of the named executive officers, consistent with the Company’s executive compensation philosophy, and internally equitable and competitive for executives with their qualifications and experience. For compensation based upon 2020 performance, the Committee exercised its discretion to calculate the AIP bonus payout of 37.8%, based on the performance of the Company as whole. For Mr. O’Neil and Mr. Reniers and the marine transportation and distribution and services segment employees who served throughout the pandemic as essential workers and have continued to serve each segment’s customer base without a disruption in service, the Committee adjusted the AIP bonus payout to 37.8%. Payouts under the AIP for 2020, at 37.8% of the target for each named executive officer based on consolidated Company performance, were:

•	$359,100 for Mr. Grzebinski;

•	$136,269 for Mr. Harvey;

•	$132,300 for Mr. O’Neil;

•	$119,070 for Mr. Reniers; and

•	$100,813 for Ms. Husted.

The Committee awarded an amount equal to the preliminary annual incentive compensation payment calculated under the AIP, without adjustment, to each named executive officer for 2020 after determining that the performance of each of the officers met performance expectations for the year. The determination for the Chief Executive Officer was based on the performance evaluation of the Chief Executive Officer conducted by the Board, under the guidance of the Governance Committee, on the extent of the Company’s achievement of its financial, operational, and strategic goals for 2020 and on the Board’s regular interaction with Mr. Grzebinski. The determination for the other named executive officers was based primarily on evaluations and recommendations made by the Chief Executive Officer, as well as on the Board’s interaction with the other named executive officers during the previous year in relation to matters in their areas of responsibility.

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Long-Term Incentive Compensation

The Company maintains a long-term incentive compensation program for selected senior executives and key employees that is administered by the Committee. Awards under the long-term incentive compensation program are made under the Company’s 2005 Stock and Incentive Plan which allows the grant of incentive stock options, non-incentive stock options, restricted stock, RSUs, performance shares, and performance awards payable in stock, cash, or a combination thereof. Typically, the primary long-term incentive compensation for executive officers are in the form of non-incentive stock options, restricted stock, RSUs, and cash performance awards.

Long-term incentive compensation ties a meaningful portion of total compensation to Company performance, as well as business group and individual performance. The Committee views stock options, restricted stock, and RSU awards as regular components of compensation for executive officers, as well as for managerial level employees generally, because the Committee believes that such awards provide an incentive for key employees to remain with the Company and focus on the Company’s long-term performance. Cash performance awards are tied to the Company performance over a specified period of time and provide similar incentives to key employees. The Committee’s objective for long-term incentive compensation for executive officers is to generally fall between the 50th and 75th percentiles (depending on performance) in long-term incentive compensation of similar companies and positions. The actual value of awards realized will be based on the Company’s performance over a period of approximately three to seven years.

In 2020, the Committee granted non-incentive stock options covering 78,246 shares of common stock and 45,500 RSUs to the named executive officers as a group. Those numbers include stock options and RSUs granted under the long-term incentive compensation program discussed below. The stock options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of seven years. The RSUs vest in equal increments over five years. The number of RSUs granted is based in part upon the fair market value of the Company’s common stock on the date of grant.

Under the program, the elements of long-term incentive compensation to be awarded, as well as the executives selected to participate, are determined each year by the Committee. For 2020, the Committee determined that Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, and Mr. Reniers would receive awards under the long-term incentive compensation program and that 20% of the target value of the awards for each of them would be in the form of stock options, 40% in the form of RSUs and 40% in the form of cash performance awards and Ms. Husted would receive 25% of the target value would be in the form of stock options and 75% in the form of RSUs.

The target values of the awards, broken down by component, were as follows:

NAME	STOCK OPTIONS	RSUs	CASH PERFORMANCE AWARDS	TOTAL

David W. Grzebinski	$689,500	$1,379,000	$1,379,000	$3,447,500
William G. Harvey	265,225	530,450	530,450	1,326,125
Christian G. O’Neil	225,000	450,000	450,000	1,125,000
Joseph H. Reniers	225,000	450,000	450,000	1,125,000
Amy D. Husted	175,000	525,000	—	700,000

The stock options vest over a three-year period and the RSUs vest over a five-year period. The cash performance awards are based on performance over a three-year period from 2020 to 2022, to be paid in 2023. The percentage of the target award paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of EBITDA, return on total capital and earnings per share established under the AIP, with the three factors equally weighted. The officers will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period. The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.

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The amount and form of the long-term incentive compensation awards, including the specific mix of long-term incentive compensation elements, were based in part on an analysis of market data on the amounts of awards and recommendations on the form of awards based on peer benchmarking provided by the Consultant to the Committee. Due to the impact of the COVID-19 pandemic on the demand for the Company’s products and services in both the marine transportation and distribution and services segments, the realized or realizable pay may be significantly lower than these targets.

Chief Executive Officer

The base salary of the Company’s President and Chief Executive Officer, David W. Grzebinski, was generally based on the same factors and criteria outlined above, which include compensation paid to chief executives of similar companies, individual as well as Company performance and a general correlation with the compensation of other executive officers of the Company. In January 2020, the Committee authorized an increase in Mr. Grzebinski’s base salary which would have become effective April 1, 2020. However, due to deterioration in business conditions due to the COVID-19 pandemic, executive management agreed to defer Mr. Grzebinski’s base salary increase until such time as the business conditions improved. Mr. Grzebinski’s base salary for 2020 remained at $950,000 which was unchanged from the end of 2019. In setting Mr. Grzebinski’s compensation, the Committee also considered the Company’s success in achieving the financial, operational and strategic corporate goals established for the previous year, as well as the annual evaluation of the Chief Executive Officer’s performance conducted by the Board under the guidance of its Governance Committee. However, neither the achievement of corporate goals, the performance evaluation nor any other particular aspect of Company or individual performance is given any specific weighting or tied by any type of formula to decisions on the Chief Executive Officer’s base salary or long-term incentive compensation awards. The $1,164,828 in non-equity incentive plan compensation shown for Mr. Grzebinski in the Summary Compensation Table consisted of (1) $359,100 determined under the AIP described above and (2) a $805,728 payment earned by Mr. Grzebinski for the 2018-2020 performance period under a cash performance award granted as part of the Company’s long-term incentive compensation program based on the formula for the cash performance award established by the Committee when the award was granted at the beginning of 2018. Based on information available at the end of the year, 2020 actual total cash compensation and 2020 actual total direct compensation for Mr. Grzebinski were below the median, compared to peer group and survey data.

Retirement Plans

The Company maintains two primary retirement plans in which the named executive officers are eligible to participate on the same basis as broad categories of employees — a Profit Sharing Plan and a 401(k) Plan. Most of the Company’s shore-based employees are eligible to participate in the Profit Sharing Plan. The aggregate contributions made to the plan by the Company are allocated among the participants according to base salary. All employees of the Company are eligible to participate in the 401(k) Plan, under which the Company matches employee contributions in an amount up to 3% of an employee’s base salary.

The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of certain limits (base salary of $285,000 per annum for 2020). In 2020, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan.

Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company provides to the named executive officers are an automobile allowance that is given to approximately 220 executive and management employees. Club memberships that are used for both business and personal purposes are provided to the CEO and divisional presidents and sales people where required for business. Perquisites also include air travel on the Company plane that is considered personal income under Internal Revenue Service regulations for family members to attend business related and customer events. The Committee believes the personal benefits are reasonable in amount and help the Company attract and retain key employees.

KIRBY | 2021 PROXY STATEMENT	37

Employment/Severance Agreements

Except for accelerated vesting of outstanding stock options, restricted stock and RSUs upon a qualifying termination of employment following a change in control of the Company, and a right to receive a proportionate part of outstanding cash performance awards upon a change in control of the Company, there are no special compensation arrangements related to severance or change in control events. The Company has no employment agreements with any of its executive officers but has entered into the previously described incentive and retention award agreements for Messrs. Grzebinski, O’Neil, and Reniers.

Benchmarking

The Committee used information provided by the Consultant to benchmark executive compensation and assist in the design of its incentive plans. Marketplace analysis developed by the Consultant was based in part on a peer group of companies. The companies in the peer group were selected by the Committee, based upon recommendations by the Consultant, because they were of a similar size to the Company in revenues and market capitalization, generated comparable returns on assets, equity and capital and had comparable primary operations in at least one of the same business segments as the Company. In determining competitive market levels for the elements of executive compensation, the Consultant used a combination of peer group proxy data and data from published compensation surveys.

The peer group companies used by the Consultant at the beginning of 2020 were:

GATX Corporation	Matson, Inc.

Hub Group, Inc.	McDermott International, Inc.

J.B. Hunt Transport Services, Inc.	Oceaneering International, Inc.

Kansas City Southern	Ryder System, Inc.

Knight-Swift Transportation Holdings, Inc.	Schneider National, Inc.

Landstar System, Inc.	Werner Enterprises, Inc.

Based on information available at the end of the year, total cash compensation was at or above the median and total direct compensation was at or slightly below the median for the five named executive officers in the aggregate for comparable companies based on peer group and survey data.

Other Compensation Matters

Compensation Related Risk

With the assistance of the Consultant, the Committee undertook a review of the Company’s compensation policies and practices and concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and certain other highly compensated executive officers. Prior to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”), certain performance-based compensation was exempt from the deduction limit. The Tax Act eliminated the exemption for performance-based compensation effective for tax years beginning after December 31, 2017. While the Committee takes tax deductibility into account, the Committee retains discretion to award compensation that it believes to be consistent with our executive compensation program, even if not tax deductible.

Clawback Policy

In October 2020, the Board adopted a clawback policy, under which it will seek to recoup certain executive compensation in the event of a specified accounting restatement resulting in excess compensation paid to executive officers. Under the policy, if a financial statement error results in excess compensation during the three most recently completed fiscal years, the company will attempt to recover such excess compensation by requiring cash reimbursement of compensation paid, seeking recovery of any gain realized on the vesting or exercise of equity awards, offsetting excess compensation against any other compensation owed, cancelling outstanding vested or unvested equity awards, or any other actions permitted by applicable law.

38	KIRBY | 2021 PROXY STATEMENT

Timing of Compensation Decisions

The Committee generally makes executive compensation decisions in January of each year. Stock options have always been granted at an exercise price equal to the fair market value of one share of the Company’s stock on the date of grant. Stock options approved to be granted at the regular January meeting of the Committee, which takes place several days before the Company’s public release of earnings information for the previous year, are granted at an exercise price equal to the fair market value of the Company’s stock on a specified date shortly after the earnings release, in which case the later date is considered the date of grant. RSUs are based upon a specific compensation target for each grantee and are determined by dividing the compensation target by the fair market value of one share of the Company’s stock on the date of grant. RSUs are approved and granted at the same time as stock options. Base salary increases approved by the Committee in its January meeting of each year become effective April 1 of that year.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for executive officers of the Company and its subsidiaries. Executive officers must be in compliance within five years after becoming an executive officer, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, the Chief Executive Officer is required to own common stock of the Company having a value equal to four times base salary. For executive vice presidents of the Company and presidents of the Company’s business units, the requirement is three times base salary. For vice presidents of the Company, the requirement is two times base salary. As of December 31, 2020, four of the five named executive officers were in compliance with the stock ownership guidelines. As of March 1, 2021, all named executive officers were in compliance with the stock ownership guidelines.

Hedging

The Company has adopted a policy prohibiting hedging the economic risk of ownership of Company stock. The policy, which applies to all transactions that establish protection against a decline in the market price of Company stock, provides that Company directors and employees, including named executive officers, may not (a) engage in short sales of Company stock, (b) pledge Company stock as collateral for a loan or hold Company stock in a margin account or (c) engage in transactions involving other financial instruments that are designed to, or have the effect of, hedging or protecting against any decline in the market value of any Company stock held, directly or indirectly, by such person. Hedging transactions include, but are not limited to, prepaid variable forward contracts, equity swaps, exchange funds, short sales and puts, calls, collars or similar options to buy or sell Company stock, but do not include the exercise of stock options granted by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Mr. Davis, Mr. Day, and Mr. Monte Miller. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries. In 2020, no executive officer of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

C. Sean Day, Chairman

Barry E. Davis

Monte J. Miller

KIRBY | 2021 PROXY STATEMENT	39

COMPENSATION TABLES

Summary Compensation Table

NAME		SALARY	STOCK AWARDS(1)	OPTION AWARDS(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION(2)	ALL OTHER COMPENSATION(3)	TOTAL COMPENSATION

David W. Grzebinski	2020	$950,000	$1,378,951	$689,529	$1,164,828	$23,658	$4,206,966

President and Chief Executive Officer	2019	932,500	1,320,020	659,997	1,743,185	95,424	4,751,126
	2018	873,488	1,232,160	615,996	2,311,330	85,975	5,118,949

William G. Harvey(4)	2020	515,000	530,620	265,236	345,549	22,415	1,678,820

Executive Vice President and Chief Financial Officer	2019	511,250	515,292	257,491	249,797	54,765	1,588,595
	2018	464,103	320,100	159,984	471,389	80,839	1,496,415

Christian G. O’Neil	2020	500,000	450,001	225,018	132,300	31,823	1,339,142

President — Kirby Inland Marine, LP, Kirby Offshore Marine, LLC, and San Jac Marine, LLC	2019	444,620	450,234	225,019	281,356	62,909	1,464,138
	2018	423,223	500,160	250,020	407,056	55,797	1,636,256

Joseph H. Reniers	2020	450,000	450,001	225,018	119,070	25,067	1,269,156

President — Kirby Distribution & Services, Inc.	2019	444,620	450,234	225,019	173,669	54,697	1,348,239
	2018	425,360	500,160	250,020	458,240	52,004	1,685,784

Amy D. Husted	2020	381,000	525,123	174,987	100,813	19,656	1,201,579

Vice President, General Counsel, and Secretary	2019	342,325	466,868	233,355	167,260	38,543	1,248,351
	2018	316,975	266,880	133,344	321,952	36,026	1,075,177

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to RSUs and stock option grants to the named executive officers, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2020. The actual number of stock awards and stock options granted in 2020 is shown in the “Grants of Plan Based Awards During 2020” table.

(2)

Amounts include payments under the Company’s AIP and payments pursuant to cash performance awards. Both the AIP and the cash performance awards are described in more detail in the “Compensation Discussion and Analysis” on pages 28-38.

(3)

Amounts for 2020 include 401(k) Plan match, group life insurance and an automobile allowance for Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, Mr. Reniers, and Ms. Husted, club memberships for Mr. Grzebinski, Mr. O’Neil, and Mr. Reniers, and air travel on the Company plane that is considered personal income under Internal Revenue Service regulations for family members to attend customer events for Mr. O’Neil. The Company’s contributions for 2020 under the Profit Sharing Plan and Deferred Compensation Plan for Key Employees, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2019, the Company’s contributions under the Profit Sharing Plan were $14,000 each, to Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, Mr. Reniers, and Ms. Husted. For 2019, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $52,200 to Mr. Grzebinski, $18,500 to Mr. Harvey, $13,170 each to Mr. O’Neil, and to Mr. Reniers, and $4,986 to Ms. Husted.

(4)	Mr. Harvey became an employee of the Company in January 2018. He has served as Executive Vice President and Chief Financial Officer since February 2018.

40	KIRBY | 2021 PROXY STATEMENT

Grants of Plan Based Awards During 2020

		ESTIMATED FUTURE PAYMENTS UNDER			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(2)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS(3)
		NON-EQUITY INCENTIVE PLAN AWARDS(1)
NAME	GRANT DATE	THRESHOLD	TARGET	MAXIMUM			EXERCISE PRICE OF OPTION AWARDS ($/SH)(4)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(5)

David W. Grzebinski	01/27/20	$275,800	$1,379,000	$2,758,000
	01/31/20				18,815			$1,378,951
	01/31/20					34,152	$73.29	689,529

William G. Harvey	01/27/20	106,090	530,450	1,060,900
	01/31/20				7,240			530,620
	01/31/20					13,137	73.29	265,236

Christian G. O’Neil	01/27/20	90,000	450,000	900,000
	01/31/20				6,140			450,001
	01/31/20					11,145	73.29	225,018

Joseph H. Reniers	01/27/20	90,000	450,000	900,000
	01/31/20				6,140			450,001
	01/31/20					11,145	73.29	225,018

Amy D. Husted	01/31/20				7,165			525,123
	01/31/20					8,667	73.29	174,987

(1)

Amounts shown represent long-term cash performance awards made to the four of the five named executive officers in 2020 for the 2020-2022 performance period under the Company’s long-term incentive compensation program. The cash performance awards are based on a three-year performance period beginning January 1, 2020. The percentage of the target award paid at the end of the performance period will be based on the achievement by the Company on a cumulative basis for the three-year performance period of the objective levels of EBITDA, return on total capital and earnings per share established under the Company’s AIP. The threshold amount is payable if 80% of the performance target is achieved and the maximum amount is payable if 130% or more of the performance target is achieved; if less than 80% is achieved, there is no payment. For 2020, the first year of the performance period, the Company and its business groups achieved approximately 69% of the target payout based on the target performance measures (depending on the weighting for the different participants), but the actual payout to the participating executive officers cannot be determined until the remaining two years of the performance period are completed.

(2)

Represents the number of RSUs awarded in 2020 under the Company’s 2005 Stock and Incentive Plan. Each RSU represents a contingent right to receive cash or one share of common stock of the Company. The RSUs awarded on January 31, 2020 vest 20% on January 24th of each year following the original grant date.

(3)

Represents the number of stock options awarded in 2020 under the Company’s 2005 Stock and Incentive Plan. The stock options granted become exercisable one-third after one year, two-thirds after two years, and are fully exercisable after three years from the date of grant. No stock appreciation rights were granted with the stock options.

(4)	The exercise price per share is equal to the closing price per share of the Company’s common stock on the date of grant.

(5)

The grant date fair values are calculated based in accordance with FASB ASC Topic 718. For RSUs awarded, each unit is valued at the closing stock price of the Company’s common stock on the date of grant, resulting in a fair value of $73.29 per share on January 31, 2020. The Black-Scholes option pricing model is used to determine the fair value of stock options, resulting in a fair value of $20.19 per share on January 31, 2020.

KIRBY | 2021 PROXY STATEMENT	41

Outstanding Equity Awards at December 31, 2020

		OPTION AWARDS				STOCK AWARDS

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE(1)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(2)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(3)

David W. Grzebinski	01/02/14	7,041	—	$96.85	01/02/21	—	$—
	02/25/14	5,118	—	101.46	02/25/21	—	—
	02/02/15	21,843	—	74.99	02/02/22	—	—
	02/01/16	35,235	—	51.23	02/01/23	4,295	222,610
	02/06/17	26,634	—	68.50	02/06/24	6,424	332,956
	02/22/18	17,572	8,786	75.50	02/22/25	9,792	507,519
	02/01/19	9,817	19,634	73.93	02/01/26	14,284	740,340
	01/31/20	—	34,152	73.29	01/31/27	18,815	975,181

William G. Harvey	02/22/18	4,564	2,282	75.50	02/22/25	2,544	131,856
	02/01/19	3,830	7,660	73.93	02/01/26	5,576	289,004
	01/31/20	—	13,137	73.29	01/31/27	7,240	375,249

Christian G. O’Neil	02/03/14	3,861	—	93.64	02/03/21	—	—
	02/25/14	237	—	101.46	02/25/21	—	—
	02/02/15	5,628	—	74.99	02/02/22	—	—
	02/01/16	9,075	—	51.23	02/01/23	1,106	57,324
	05/02/16	—	15,500	64.89	05/02/25	15,410	798,700
	02/06/17	6,861	—	68.50	02/06/24	1,656	85,830
	02/22/18	7,132	3,566	75.50	02/22/25	3,975	206,024
	02/01/19	3,347	6,694	73.93	02/01/26	4,872	252,516
	01/31/20	—	11,145	73.29	01/31/27	6,140	318,236

Joseph H. Reniers	02/03/14	3,861	—	93.64	02/03/21	—	—
	02/25/14	237	—	101.46	02/25/21	—	—
	02/02/15	5,628	—	74.99	02/02/22	—	—
	02/01/16	—	—	—	—	1,106	57,324
	05/02/16	—	15,500	64.89	05/02/25	15,410	798,700
	02/06/17	6,861	—	68.50	02/06/24	1,656	85,830
	09/18/17	1,143	—	64.65	09/18/24	272	14,098
	02/22/18	7,132	3,566	75.50	02/22/25	3,975	206,024
	02/01/19	3,347	6,694	73.93	02/01/26	4,872	252,516
	01/31/20	—	11,145	73.29	01/31/27	6,140	318,236

Amy D. Husted	02/03/14	3,861	—	93.64	02/03/21	—	—
	02/25/14	237	—	101.46	02/25/21	—	—
	02/02/15	5,295	—	74.99	02/02/22	—	—
	02/01/16	3,541	—	51.23	02/01/23	1,041	53,955
	02/06/17	6,456	—	68.50	02/06/24	1,558	80,751
	02/22/18	3,804	1,902	75.50	02/22/25	2,121	109,931
	02/01/19	3,471	6,942	73.93	02/01/26	5,052	261,845
	01/31/20	—	8,667	73.29	01/31/27	7,165	371,362

42	KIRBY | 2021 PROXY STATEMENT

(1)

Stock options become exercisable one-third after one year, two-thirds after two years and are fully exercisable after three years from the original grant dates, except for the stock options granted to Mr. Reniers and Mr. O’Neil on May 2, 2016 which become exercisable on May 2, 2021.

(2)

Restricted stock and RSUs vest 20% on January 24th of each year following the original grant dates, except for the restricted stock awarded to Mr. Reniers and Mr. O’Neil on May 2, 2016 which vests 100% on May 2, 2021.

(3)

The market value of the restricted stock or RSUs that had not vested as of December 31, 2020 is calculated using the closing price of the Company’s common stock on December 31, 2020, which was $51.83 per share.

Option Exercises and Stock Vested During 2020

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING(1)
David W. Grzebinski	—	$—	17,276	$1,445,310
William G. Harvey	—	—	2,242	187,566
Christian G. O’Neil	—	—	5,233	437,793
Joseph H. Reniers	—	—	5,369	443,189
Amy D. Husted	—	—	4,502	376,637

(1)	Based on the closing price of the Company’s common stock on the date of vesting.

Nonqualified Deferred Compensation

NAME	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR(1)	AGGREGATE EARNINGS IN LAST FISCAL YEAR(2)	AGGREGATE BALANCE AT LAST FISCAL YEAR END
David W. Grzebinski	$—	$89,449	$649,470
William G. Harvey	—	5,842	40,542
Christian G. O’Neil	—	11,394	81,923
Joseph H. Reniers	—	10,644	76,418
Amy D. Husted	—	3,145	22,447

(1)

The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees with base salary in excess of a certain level (base salary of $285,000 for 2020). Contributions for 2020, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2019, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $52,200 to Mr. Grzebinski, $18,500 to Mr. Harvey, $13,170 each to Mr. O’Neil and Mr. Reniers, and $4,986 to Ms. Husted.

(2)

Earnings and losses on deferred compensation for active employees under the Deferred Compensation Plan for Key Employees are calculated in the same manner and at the same rate as earnings and losses on externally managed investments of salaried employees participating in the Company’s Profit Sharing Plan. The Deferred Compensation Plan for Key Employees was amended on April 24, 2018 to provide that if the payment of a participant’s benefit is delayed due to the American Jobs Creation Act of 2004 and section 409A of the Internal Revenue Code of 1986 (“Section 409A”), the participant’s account will be credited with earnings based on a prime rate concept. Section 409A requires that certain participants must wait six months following termination of employment before they are permitted to receive a distribution. The Company will use a prime rate during any required delay period following termination of employment.

KIRBY | 2021 PROXY STATEMENT	43

Equity Compensation Plan Information as of December 31, 2020

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN FIRST COLUMN)

Equity compensation plans approved by stockholders	577,517	$72.09	1,100,687

Equity compensation plans not approved by stockholders(1)	103,756	$77.44	421,220

Total	681,273	$72.90	1,521,907

(1)

The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Plan, the material features of which are summarized under “BOARD OF DIRECTORS — Director Compensation.” Subsequent increases in the number of shares that may be issued under that plan were approved by the stockholders in 2008 and 2012.

Potential Payments Upon Change in Control

The Company’s 2005 Stock and Incentive Plan provides for accelerated vesting of stock options, restricted stock and RSUs upon a change in control of the Company and a qualifying termination of employment in connection with or within 18 months after the change in control. A qualifying termination is a termination by the Company without “Cause” or a termination by the employee with “Good reason.” “Good reason” is defined in the 2005 Stock and Incentive Plan as either (i) a material adverse change in duties and responsibilities; (ii) a material reduction in base salary or bonus opportunity; or (iii) relocation of the primary workplace by more than 35 miles, each as compared to that in effect immediately prior to the change in control. If a change in control and qualifying termination of employment were to have occurred on December 31, 2020, all of the named executive officers’ outstanding options to acquire Company common stock would have become immediately exercisable and all of the restricted stock and RSUs granted to the named executive officers would have also immediately vested. The value of the stock options, restricted stock and RSUs in the summaries for each officer below is based on the Company’s closing market price of $51.83 per share on December 31, 2020.

If a change in control were to have occurred on December 31, 2020, cash performance awards would have been considered earned for the proportionate part of the performance period prior to the change in control so that holders of the awards would have been entitled to receive the cash performance award based upon targets achieved at the time of the change in control.

David W. Grzebinski

Mr. Grzebinski held no unexercisable options to purchase shares of common stock that were in-the-money as of December 31, 2020.

Mr. Grzebinski had 10,719 shares of restricted stock and 42,891 RSUs that were not vested as of December 31, 2020. If a change in control and qualifying termination of employment had occurred on that date, the 10,719 shares would have become fully vested and 42,891 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Grzebinski’s restricted stock and RSUs would have been $2,778,606 ($51.83 per share value on December 31, 2020, multiplied by the fully vested 53,610 shares of restricted stock and RSUs).

On December 31, 2020, Mr. Grzebinski would have become entitled to payments under previously granted cash performance awards of $817,981 if a change in control had occurred on that date.

44	KIRBY | 2021 PROXY STATEMENT

William G. Harvey

Mr. Harvey held no unexercisable options to purchase shares of common stock that were in-the-money as of December 31, 2020.

Mr. Harvey had 15,360 RSUs that were not vested as of December 31, 2020. If a change in control and qualifying termination of employment had occurred on that date, the 15,360 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Harvey’s RSUs would have been $796,109 ($51.83 per share value on December 31, 2020, multiplied by the fully vested 15,360 RSUs).

On December 31, 2020, Mr. Harvey would have become entitled to payments under previously granted cash performance awards of $317,328 if a change in control had occurred on that date.

Christian G. O’Neil

Mr. O’Neil held no unexercisable options to purchase shares of common stock that were in-the-money as of December 31, 2020.

Mr. O’Neil had 18,172 shares of restricted stock and 14,987 RSUs that were not vested as of December 31, 2020. If a change in control and qualifying termination of employment had occurred on that date, the 18,172 shares would have become fully vested and 14,987 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. O’Neil’s restricted stock and RSUs would have been $1,718,631 ($51.83 per share value on December 31, 2020, multiplied by the fully vested 33,159 shares of restricted stock and RSUs).

On December 31, 2020, Mr. O’Neil would have become entitled to payments under previously granted cash performance awards of $297,000 if a change in control had occurred on that date.

Joseph H. Reniers

Mr. Reniers held no unexercisable options to purchase shares of common stock that were in-the-money as of December 31, 2020.

Mr. Reniers had 18,444 shares of restricted stock and 14,987 RSUs that were not vested as of December 31, 2020. If a change in control and qualifying termination of employment had occurred on that date, the 18,444 shares would have become fully vested and 14,987 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Reniers’ restricted stock and RSUs would have been $1,732,729 ($51.83 per share value on December 31, 2020, multiplied by the fully vested 33,431 shares of restricted stock and RSUs).

On December 31, 2020, Mr. Reniers would have become entitled to payments under previously granted cash performance awards of $204,000 if a change in control had occurred on that date.

Amy D. Husted

Ms. Husted held no unexercisable options to purchase shares of common stock that were in-the-money as of December 31, 2020.

Ms. Husted had 2,599 shares of restricted stock and 14,338 RSUs that were not vested as of December 31, 2020. If a change in control and qualifying termination of employment had occurred on that date, the 2,599 shares would have become fully vested and 14,388 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Ms. Husted’s RSUs would have been $877,845 ($51.83 per share value on December 31, 2020, multiplied by the fully vested 16,937 shares of restricted stock and RSUs).

KIRBY | 2021 PROXY STATEMENT	45

VOTING ITEM 4:

EMPLOYEE STOCK PLAN

AMENDMENT OF THE 2005 STOCK AND INCENTIVE PLAN (PROPOSAL 4)

On March 1, 2021, the Board approved amendments to the Company’s 2005 Stock and Incentive Plan (as previously amended and restated, the “2005 Plan”) to:

•	Increase the number of shares of common stock that may be issued under the plan from 5,000,000 to 6,400,000 shares;

•	Extend the term of the plan from April 23, 2022 to April 27, 2027;

•

Provide that no Options, Restricted Stock, Restricted Stock Units or share-based Performance Awards granted on or after April 27, 2021, may vest, in whole or in part, prior to the one-year anniversary of the date of grant of the relevant award (subject to limited exceptions);

•	Provide that awards granted under the plan are subject to the Company’s clawback policy;

•

Provide that shares covered by an award under the plan that are withheld by the Company to pay applicable withholding taxes or withheld in payment of the exercise price of a stock option will not be available for future issuance under the plan; and

•	Make certain other clarifying and administrative changes.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the proposed amendments to the 2005 Plan.

If the proposed amendments to the 2005 Plan are not approved by the Company’s stockholders, the 2005 Plan will remain in effect in its current form, subject to amendment from time to time by the Board in respects that do not constitute material amendments that require stockholder approval.

Discussion of the Proposed Amendments

The 2005 Plan was originally approved by the stockholders of the Company on April 26, 2005. The increase in the number of shares that may be issued under the 2005 Plan to the current 5,000,000 shares was approved by the stockholders of the Company on April 24, 2012. In the period from December 31, 2011 through December 31, 2020, the assets of the Company have grown from $2.96 billion to $5.92 billion (a 100% increase), the revenues of the Company have grown from $1.85 billion to $2.17 billion (a 17% increase), and cash provided by operating activities has grown from $312 million to $445 million (a 43% increase), despite the challenges associated with the COVID-19 pandemic and related economic downturn beginning in 2020.

The Company’s long-term performance has been due in a large part to a highly qualified and loyal employee base. The Company’s future growth and performance will also depend to a significant extent on its ability to attract, retain and reward employees who contribute to the Company’s success. The Company believes that equity awards are an important component of its compensation program that are needed in order for the Company to be able to continue to attract and retain employees with the skills and experience required for the Company to continue to grow and build on its past success.

Employees of the Company and its subsidiaries are eligible to receive awards under the 2005 Plan. No grants of any equity compensation awards have been made from the 1,400,000 incremental shares proposed to be added to the 2005 Plan. The amounts of future awards that may be made to officers, including its named executive officers, of the Company under the 2005 Plan are not determinable at this time, since any such awards are made in the discretion of the Compensation Committee. Nonemployee directors are not eligible for awards under the 2005 Plan.

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As of March 1, 2021, 825,171 shares of common stock were available for future awards under the 2005 Plan. The total number of shares subject to awards made under the 2005 Plan was 261,079 in 2019, 268,060 in 2020 and 309,506 in 2021 to date. The Company’s burn rate under all of its stock plans, defined as the number of shares subject to grants made in a given year as a percentage of the weighted average shares outstanding during the year, was 0.68% for 2020, 1.04% for 2019 and 0.89% for 2018. In calculating the burn rate, the number of shares of restricted stock granted (so-called “full value” awards) is multiplied by 1.5 in 2020, by 3 in 2019 and 2.5 in 2018 as a method of attempting to equate the dilutive effect of full value awards to that of option shares. The Company’s equity overhang, defined as (a) the sum of (i) the number of shares subject to outstanding unexercised options (ii) the number of unvested RSUs outstanding, and (iii) the number of shares remaining available for awards under the Company’s equity compensation plans (together “potential equity awards”) as a percentage of (b) outstanding shares plus potential equity awards, was 4.06% at the end of 2020, 4.27% at the end of 2019 and 4.47% at the end of 2018. Based upon this burn rate, the number of shares of common stock currently available under the 2005 Plan, and the proposed amendment to extend the term of the 2005 Plan to April 27, 2027, the Board of Directors believes that amending the 2005 Plan to increase the number of shares available by 1,400,000 is reasonable and appropriate.

Future awards are not determinable at this time. The following table shows the number of shares of common stock subject to options and RSU grants that were awarded to the named executive officers and the identified groups under the 2005 Plan in 2020 and the amount of the cash performance awards earned by such executive officers and groups in 2020 or for performance periods ending in 2020.

Name	Shares Subject to Options	RSUs	Amount of Performance Awards

David W. Grzebinski	34,152	18,815	$1,164,828
William G. Harvey	13,137	7,240	345,549
Christian G. O’Neil	11,145	6,140	132,300
Joseph H. Reniers	11,145	6,140	119,070
Amy D. Husted	8,667	7,165	100,813
All current executive officers as a group	99,456	66,720	2,525,109
All employees (other than executive officers) as a group	15,144	86,740	8,429,863
Non-officer directors as a group(1)	—	—	72,667

(1)

Represents the amount paid to Mr. Pyne for the performance period from 2018 through 2020, which was granted to him when he was an eligible participant in the 2005 Plan prior to his retirement in April 2018.

The highest payment made to date to any participant in one year under the 2005 Plan was a payment of $2,817,297 to Mr. Pyne based on the Company’s performance during 2011 and for the period 2009 through 2011.

Additionally, the amendments provide that no Options, Restricted Stock, Restricted Stock Units or share-based Performance Awards granted on or after April 27, 2021, may vest, in whole or in part, prior to the one-year anniversary of the date of grant of the relevant award (subject to limited exceptions). This is a limitation on the ability of the Committee to exercise its discretion to accelerate such Awards. Further, Awards granted under the 2005 Plan will now be subject to the Company’s recently adopted clawback policy described in this Proxy Statement. The amendments also provide that shares covered by an Award under the 2005 Plan that are withheld by the Company to pay applicable withholding taxes or withheld in payment of the exercise price of a Stock Option will not be available for future issuance under the 2005 Plan, thus reducing the number of shares available for issuance under the 2005 Plan. Finally, the amendments make certain other clarifying and administrative changes.

Summary of the 2005 Plan

The material features of the 2005 Plan (as proposed to be amended and restated) are discussed below. The discussion is subject to, and is qualified in its entirety by, the full text of the 2005 Plan (as proposed to be amended), which is attached as Exhibit A to this Proxy Statement.

KIRBY | 2021 PROXY STATEMENT	47

General

Purpose

The purpose of the 2005 Plan is to advance the interests of the Company by providing an additional incentive to attract and retain qualified and competent employees for the Company and its subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent, through the award of options to purchase shares of common stock, shares of restricted stock and performance awards.

Eligibility

Employees of the Company are eligible to participate in the 2005 Plan. At December 31, 2020, the Company had approximately 5,400 employees, and the Compensation Committee determines recipients of awards under the 2005 Plan.

Types of Awards

The 2005 Plan authorizes the granting of incentive stock options (“Incentive Options”) and nonincentive stock options (“Nonincentive Options”) to purchase common stock of the Company to employees of the Company. Incentive Options are intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code. Nonincentive Options do not qualify for such treatment. Unless the context otherwise requires, the term “Options” includes both Incentive Options and Nonincentive Options.

The 2005 Plan also authorizes awards of restricted stock (“Restricted Stock”). The vesting and number of shares of a Restricted Stock award may be conditioned upon one or a combination of:

•	the completion of a specified period of service with the Company;

•	the attainment of goals related to the performance of the Company or a subsidiary, division, department or unit of the Company;

•	the performance of the Company’s common stock; or

•	the performance of the recipient of the Restricted Stock award.

The Compensation Committee of the Board determines whether a recipient of Restricted Stock will have the right to vote or receive dividends before the Restricted Stock has vested.

The 2005 Plan also authorizes awards of RSUs representing a promise by the Company to deliver shares (or cash equal to the value of the shares) to a participant in the future, subject to satisfaction of applicable vesting conditions. The vesting and number of shares of a RSU award may be conditioned upon one or a combination of:

•	the completion of a specified period of service with the Company;

•	the attainment of goals related to the performance of the Company or a subsidiary, division, department or unit of the Company;

•	the performance of the Company’s common stock; or

•	the performance of the recipient of the Restricted Stock award.

Dividends on shares underlying unvested RSUs held by a participant shall not be paid to the participant, but the value thereof shall be credited by the Company for the benefit of the participant until such time such RSUs are vested. Interest shall not be paid on any such credits for dividends made by the Company for the benefit of a participant. Recipients of a RSU award shall not have any voting rights.

The 2005 Plan also authorizes awards intended to be “performance-based compensation” which are payable in stock, cash or a combination of stock and cash (“Performance Awards”). The amount of any Performance Awards granted will be determined upon the achievement of performance objectives. The Compensation Committee establishes the performance objectives, the length of the performance period and the form and time of payment of the award.

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Individual Award Limits

The maximum number of shares with respect to which Incentive Options may be granted to a participant during a calendar year is 500,000. The maximum number of shares with respect to which Options may be granted to a Participant during a calendar year is 500,000. The maximum number of shares that may be issued to any Participant pursuant to any Performance Award during the term of the Plan is 400,000. The maximum amount of cash that may be paid to any Participant pursuant to any Performance Award during any calendar year is $5,000,000.

One-Year Minimum Vesting

Notwithstanding anything in the 2005 Plan to the contrary, no Options, Restricted Stock, Restricted Stock Units or share-based Performance Awards granted on or after April 27, 2021, may vest, in whole or in part, prior to the one-year anniversary of the date of grant of the relevant award, and the Committee may not exercise its discretion under the 2005 Plan to accelerate vesting of such award such that it would vest prior to the one-year anniversary of the date of grant except in connection with the death or Disability of the Participant or a Change in Control.

Administration

The 2005 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to interpret and adopt rules and regulations for carrying out the 2005 Plan. All decisions and acts of the Compensation Committee are final and binding on all participants under the 2005 Plan. If there is no Compensation Committee, the Board will administer the 2005 Plan.

Shares of Common Stock Subject to the 2005 Plan

A total of 6,400,000 shares of common stock (subject to adjustment as discussed below) may be issued under the 2005 Plan. Assuming the amendment to increase the number of available shares of common stock by 1,400,000 is approved and there are no other changes in availability of shares of common stock prior to approval of the amendment, there will be 2,225,171 shares of common stock available for future issuance under the 2005 Plan at the time of approval of the amendment. Shares equal in number to the Shares withheld in payment of the option price of an Option and shares that are withheld in order to satisfy federal, state or local tax liability, will count against the above limit and shall cease to be available for grants under the Plan.

Exercise Price of Options

The exercise price of Options granted under the 2005 Plan shall be any price determined by the Compensation Committee, but may not be less than the fair market value of the common stock on the date of grant. The exercise price of Incentive Options shall not be less than 110% of the fair market value on the date of grant if the optionee owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

Price of Restricted Stock or RSUs

The price, if any, to be paid by a recipient for Restricted Stock or RSUs awarded under the 2005 Plan shall be determined by the Compensation Committee.

Payment of Exercise Price

Unless further limited by the Compensation Committee, the exercise price of an Option shall be paid solely in cash, by certified or cashier’s check, by money order, by personal check or by delivery of shares of common stock owned by the optionee for at least six months, or by a combination of the foregoing. If the exercise price is paid in whole or in part with shares of common stock, the value of the shares surrendered shall be their fair market value on the date received by the Company.

Restrictions on Transfer of Awards

No award granted under the 2005 Plan is transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of a participant, each award will be exercisable only by the participant or the guardian or legal representative of the participant.

Restrictions on Transfer of Restricted Stock

A participant may not sell, transfer, assign or pledge shares of Restricted Stock until the shares have vested.

Exercisability of Options

In granting Options, the Compensation Committee, in its sole discretion, may determine the terms and conditions under which the Options shall be exercisable.

KIRBY | 2021 PROXY STATEMENT	49

The Compensation Committee also has the right, exercisable in its sole discretion, to accelerate the date on which all or any portion of an Option may be exercised or otherwise waive or amend any conditions in respect of all or a portion of the Options held by an optionee.

In the event of a Change in Control (as defined in the 2005 Plan), all Options outstanding at the time of the Change in Control will become immediately exercisable unless otherwise provided in the option agreement. In the event of a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, the Compensation Committee may provide for payment of cash or securities of the Company in satisfaction of the Options.

Vesting of Restricted Stock

In granting Restricted Stock awards, the Compensation Committee, in its sole discretion, may determine the terms and conditions under which the Restricted Stock awards shall vest.

The Compensation Committee also has the right, exercisable in its sole discretion, to accelerate the date on which Restricted Stock may vest or otherwise waive or amend any conditions in respect of a grant of Restricted Stock.

In the event of a Change in Control, all shares of Restricted Stock will vest unless the restricted stock agreement with the recipient specifies otherwise.

Vesting of RSUs

In granting RSU awards, the Compensation Committee, in its sole discretion, may determine the terms and conditions under which the RSU awards shall vest.

The Compensation Committee also has the right, exercisable in its sole discretion, to accelerate the date on which RSUs may vest or otherwise waive or amend any conditions in respect of a grant of RSUs.

In the event of a Change in Control, all RSUs will vest unless the restricted stock agreement with the recipient specifies otherwise.

Unless otherwise provided in the RSU award, if a participant retires as an employee of the Company with 80 or more retirement credits, unvested RSUs held by the participant shall continue to vest after retirement on the schedule specified in the RSU award. The number of retirement credits a participant has shall equal the sum of the participant’s age in whole years plus the participant’s whole years of employment with the Company, in both cases determined as of the date of retirement.

Settlement of RSUs

On the date on which a RSU becomes vested in accordance with the terms of the 2005 Plan, the participant shall be entitled to receive one share or cash equal to the value of one share, which shall be delivered, transferred, or paid as soon as administratively practicable thereafter in exchange for such vested RSU, after which the participant shall have no further rights with respect to such RSU. The Company shall have the sole discretion to determine whether any settlement of a RSU will be effected in cash or shares.

Notwithstanding any other provision of the 2005 Plan or any award, if the participant is a specified employee within the meaning of section 409A of the internal revenue code, and the Company determines that a payment hereunder is not permitted under Section 409A of the internal revenue code, no payments shall be made to the participant due to a separation from service for any reason before the date that is six months after the date on which the participant incurs a separation from service or, if earlier, the date of death of the participant.

Terms of Performance Awards

In granting performance awards, the Compensation Committee may determine the target and maximum value of the performance award and the date or dates when performance awards are earned. However, the Compensation Committee may not grant performance awards to covered employees under Section 162(m) of the Internal Revenue Code after the earlier of:

•	90 days after the beginning of the performance period;

•	the date on which 25% of the performance period has elapsed; or

•	the date on which the satisfaction of the performance objectives becomes substantially certain.

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Expiration of Options

The expiration date of an Option is determined by the Compensation Committee at the time of the grant.

If an optionee’s employment is terminated for cause, any Options held by the optionee terminate automatically and without notice. The 2005 Plan further provides that in most instances an Option must be exercised by the optionee within 30 days after the termination of an optionee’s employment with the Company (for any reason other than termination for cause, mental or physical disability or death), if and to the extent such Option was exercisable on the date of such termination.

Generally, if an optionee’s termination of employment is due to mental or physical disability, the optionee will have the right to exercise an Option (to the extent otherwise exercisable on the date of termination) for a period of one year from the date on which the optionee suffers the mental or physical disability. If an optionee dies while actively employed by the Company, an Option may be exercised (to the extent otherwise exercisable on the date of death) within one year of the date of the optionee’s death by the optionee’s legal representative or legatee. If the optionee dies following termination of employment, but within either the 30-day period described in the preceding paragraph, or during the one year period following termination due to disability, the employee’s beneficiary will have six months to exercise the option.

If an optionee retires as an employee of the Company with 80 or more retirement credits, unvested options held by the optionee that were granted after February 19, 2018 shall continue to vest after retirement on the schedule specified in the option award and all vested but unexercised options held by the optionee and all options that vest after retirement will terminate upon the earlier of the expiration of the term specified in the option award or the tenth anniversary of the date of the grant of the Option.

The Compensation Committee may extend the termination date of a Nonincentive Option to a date not later than the tenth anniversary of the date of the grant of the Option.

Expiration of Restricted Stock and RSU Awards

The requirements for vesting of Restricted Stock are determined by the Compensation Committee at the time of the grant.

If an employee’s employment is terminated before all of the Restricted Stock or RSUs held by the employee have vested, the shares of Restricted Stock or RSUs that have not vested shall be forfeited and any purchase price paid by the employee for the forfeited shares shall be returned to the employee, except as provided for the continued vesting of RSUs for employees retiring from the company with 80 or more retirement credits. If other conditions to the vesting of Restricted Stock or RSUs have not been satisfied prior to any deadline for the satisfaction of the conditions established by the Compensation Committee, the shares of Restricted Stock shall be forfeited and any purchase price paid by the employee shall be returned to the employee.

Expiration of Performance Awards

The performance periods are determined by the Compensation Committee at the time of grant. If a participant’s employment is terminated due to death, disability or retirement before the end of a performance period, a proportional portion of the performance award, to the extent earned as a result of the full or partial achievement of the performance objectives during the performance period, will be paid after the end of the performance period. If a participant’s employment is terminated for any other reason, the participant shall not be entitled to any part of the performance award.

Term of the 2005 Plan

If the proposed amendment is not approved by the stockholders, no awards shall be made under the 2005 Plan after April 23, 2022. Subject to stockholder approval, no awards shall be made under the 2005 Plan after April 27, 2027.

Adjustments

The 2005 Plan gives the Compensation Committee authority to make appropriate adjustments to the number of shares with respect to which Options may be granted, to the number of shares subject to outstanding Options and to the exercise price of outstanding Options in the event of a change in the capitalization of the Company, a distribution to stockholders other than regular cash dividends, a recapitalization resulting in a split-up or consolidation of shares or a share repurchase at a price in excess of the market price of the shares at the time the repurchase is announced.

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Amendments

The Board may amend or modify the 2005 Plan at any time, subject to stockholder approval if required by applicable law or regulation or by applicable stock exchange rules; provided that the action may not impair the rights of a participant with respect to an outstanding award without the written consent of such participant. NYSE rules require stockholder approval of all equity compensation plans and material amendments to such plans.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and awards pursuant to the 2005 Plan under the law as in effect on the date of this Proxy Statement. The rules governing the tax treatment of such options and awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the 2005 Plan, nor does it address state, local or non-U.S. taxes.

Grants of Options

Under current tax laws, the grant of an Option will not be a taxable event to the optionee and the Company will not be entitled to a deduction with respect to the grant.

Exercise of Nonincentive Options and Subsequent Sale of Stock

Upon the exercise of a Nonincentive Option, an optionee will recognize ordinary income in the year of exercise equal to the excess of the then fair market value of the shares of common stock on the exercise date over the exercise price. The taxable income recognized upon exercise of a Nonincentive Option will be ordinary income to the optionee. When common stock received upon the exercise of a Nonincentive Option subsequently is sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized in the year of exercise). The character of the gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise. Special tax rules apply when all or a portion of the exercise price of a Nonincentive Option is paid by the delivery of already owned shares.

Exercise of Incentive Options and Subsequent Sale of Stock

The exercise of an Incentive Option generally will not be a taxable event to the optionee and the Company will not be entitled to any deduction with respect to such exercise if the optionee does not dispose of the shares of common stock acquired upon the exercise of an Incentive Option until after the later of two years following the date of grant or one year following the date of exercise. A disposition within such period would be a “disqualifying disposition.” The surrender of shares of common stock acquired upon the exercise of an Incentive Option in payment of the exercise price of an Option or to satisfy any withholding requirements within the required holding period for incentive stock options under the Internal Revenue Code will be a disqualifying disposition of the surrendered shares. Upon any subsequent taxable non-disqualifying disposition of shares of common stock received upon exercise of an Incentive Option, the optionee generally will recognize long-term or short-term capital gain (or loss) equal to the difference between the total amount realized and the exercise price of the Incentive Option.

In the case of a disqualifying disposition, the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the lower of (i) the excess of the amount realized over the exercise price or (ii) excess of the fair market value of the common stock at the time of the exercise over the exercise price and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the optionee. In addition, the optionee will recognize on the disqualifying disposition, as long-term or short-term capital gain depending on the length of time the stock was held after the Option was exercised, the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the common stock at the time of the exercise. If, however, the sales price is less than the fair market value at the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sales price over the option price. In both situations, the Company’s tax deduction is limited to the amount of ordinary income recognized by the optionee. Different consequences apply for an optionee subject to the alternative minimum tax, and special tax rules apply when all or a portion of the exercise price of an Incentive Option is paid by delivery of already owned shares.

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Restricted Common Stock

Unless a recipient who receives Restricted Stock makes an election under Section 83(b) of the Internal Revenue Code, the recipient generally is not required to recognize ordinary income on the award of the Restricted Stock. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the recipient will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a recipient makes a Section 83(b) election, the recipient will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the recipient will not be required to recognize additional ordinary income when the shares vest.

Any gain or loss recognized upon a subsequent disposition of the shares will be capital gain or loss. If, after making a Section 83(b) election, an employee forfeits any shares of Restricted Stock, the employee will realize a loss equal to the amount paid for the Restricted Stock, not the amount elected to be included as income at the time of grant. If, after making the election, an employee sells Restricted Stock, the employee will have a gain or loss equal to the difference between the total amount realized and the adjusted tax basis in the shares (the consideration paid for the shares, if any, plus the amount of ordinary income recognized as a result of the election).

Performance Awards

A recipient is not taxed upon the grant of performance shares. Upon receipt of the underlying shares, the recipient will be taxed at ordinary income tax rates on the current fair market value of stock received. The recipient’s basis in any shares acquired pursuant to the settlement of performance shares will be equal to the amount of ordinary income on which the recipient was taxed and, upon subsequent disposition, any gain or loss will be capital gain or loss.

Performance awards paid in cash are taxed upon payment at ordinary income tax rates.

Tax Effect for the Company

Generally, the Company is entitled to a tax deduction in connection with an Award under the 2005 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a Nonincentive Option), provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code imposes an annual deduction limitation of $1 million on the amount of compensation paid to certain of the Company’s top executive officers. Prior to the Tax Cut and Jobs Act of 2017 (the “Tax Act”), the deduction limit did not apply to “performance-based compensation” that complied with certain conditions imposed by Section 162(m) of the Code (as in effect prior to the Tax Act (“Prior 162(m)”). The Tax Act provides limited transition relief for “performance-based compensation” paid pursuant to certain grandfathered arrangements in effect as of November 2, 2017, provided the grandfathered arrangements are not materially modified. There are a number of outstanding Awards of options were granted under the 2005 Plan before November 2, 2017, that were intended, at the time of grant, to qualify as “performance-based compensation” under Prior Section 162(m) and nothing in the 2005 Plan is intended to modify in any material respect any of the terms of those options. While little guidance has been issued on the scope of the transition relief, its application is based on interpretation and no assurance can be given as to whether outstanding awards that are intended to qualify as “performance-based compensation” will be fully deductible by the Company. In any event, the Compensation Committee retains full discretion to grant non-deductible awards under the 2005 Plan or materially modify outstanding awards if, in its judgment, it is in the Company’s best interest to do so.

Under the so-called “golden parachute” provisions of the Internal Revenue Code, the accelerated vesting of Options, Restricted Stock, Performance Awards and benefits paid under any other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If those limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax and may be nondeductible to the Company.

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Withholding

The Company has the right to reduce the number of shares of common stock deliverable pursuant to the 2005 Plan by an amount having a fair market value equal to the amount necessary to satisfy all federal and state tax withholding requirements or to deduct a corresponding amount from any cash payment to be made pursuant to the 2005 Plan. The Compensation Committee may permit participants to satisfy all or a portion of the statutory withholding requirement by having shares withheld from the award. If shares are withheld from an award to satisfy withholding requirements, the fair market value of the shares withheld shall not exceed an amount determined based on the maximum statutory tax rate in the applicable jurisdictions.

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VOTING ITEM 5:

NONEMPLOYEE DIRECTOR STOCK PLAN

AMENDMENT OF THE 2000 NONEMPLOYEE DIRECTOR STOCK PLAN (PROPOSAL 5)

On March 1, 2021, the Board approved, subject to stockholder approval, an amendment to the Company’s 2000 Nonemployee Director Stock Plan (as previously amended and restated, the “2000 Plan”) to (1) extend the term of the plan to April 27, 2027, (2) provide an annual limit of $500,000 on awards under the 2000 Plan, subject to limited exceptions, (3) expressly prohibit repricing of Options granted under the 2000 Plan, and (4) make other clarifying and administrative changes.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the proposed amendment to the 2000 Plan.

If the proposed amendment to the 2000 Plan is not approved by the Company’s stockholders, the 2000 Plan will remain in effect in its current form, subject to amendment from time to time by the Board in respects that do not constitute material amendments that require stockholder approval.

Discussion of the Proposed Amendment

The 2000 Plan currently provides for automatic grants to nonemployee directors of the Company based on a value of $167,500, as determined by the calculation described below, of Restricted Stock. The 2000 Plan also permits nonemployee directors to elect to receive options or restricted stock in lieu of all or part of the $75,000 annual director fee otherwise payable in cash. The 2000 Plan is currently scheduled to expire on April 23, 2022. If the stockholders approve the proposed amendment, the term of the 2005 Plan will be extended to April 27, 2027.

The purpose of the 2000 Plan is to compensate nonemployee directors fairly for the time and effort they devote to the Company’s business and thereby enable the Company to attract and retain qualified directors. Only nonemployee directors of the Company are eligible to participate in the 2000 Plan. There are currently nine nonemployee directors. After the completion of Mr. Miller’s term as a director, there will be eight nonemployee directors until the vacancy is filled.

Since the inception of the 2000 Plan, options covering 850,243 shares of common stock and 258,537 shares of restricted stock have been granted to nonemployee directors. The amounts of future awards that may be made to nonemployee directors under the 2000 Plan will include the automatic grants described above and an undeterminable number of options or shares of restricted stock that will depend on the elections they make with respect to the $75,000 annual director fee.

As of March 1, 2021, 421,220 shares of common stock were available for future awards under the 2000 Plan. The total number of shares subject to awards made to eligible directors as a group under the 2000 Plan was 24,925 in 2019 and 39,913 in 2020, and awards based on a value of $167,500, as determined by the calculation described below, will be made to each eligible director on the second business day after the Company’s first quarter earnings conference call. Giving effect to those awards, there will be a total of approximately 396,188 shares of common stock available for future awards under the 2000 Plan, calculated by using the closing price per share of $64.24 of the Company’s common stock on March 1, 2021 and assuming there are no other changes in available shares of common stock before those awards are made. The actual number of shares of the Company’s common stock associated with future awards are not determinable at this time because they are based upon the value of the Company’s common stock on the date of grant as well as whether an eligible director elects to receive all or part of the $75,000 annual director fee in Options or Restricted Stock.

Additionally, the amendments provide for an annual limit of $500,000 on awards under the 2000 Plan, subject to limited exceptions, expressly prohibit repricing of Options granted under the 2000 Plan, and make other clarifying and administrative changes.

KIRBY | 2021 PROXY STATEMENT	55

Summary of the 2000 Plan

The material features of the 2000 Plan (as proposed to be amended) are discussed below. The discussion is subject to, and is qualified in its entirety by, the full text of the 2000 Plan (as proposed to be amended and restated), which is attached as Exhibit B to this Proxy Statement.

General

Purpose

The purpose of the 2000 Plan is to advance the interests of the Company by providing an incentive to attract and retain qualified directors for the Company through the encouragement of stock ownership in the Company through the granting of stock options or restricted stock.

Eligibility

Directors of the Company who are not employees of the Company or its subsidiaries (herein “eligible directors”) are eligible to participate in the 2000 Plan. As of March 3, 2021, there were nine directors eligible to participate in the 2000 Plan. After the completion of Mr. Miller’s term as a director and until the vacancy is filled, there will be eight directors eligible to participate in the 2000 Plan.

Types of Awards

The 2000 Plan authorizes the granting to eligible directors of nonincentive stock options (“Options”) to purchase common stock of the Company and shares of restricted stock (“Restricted Stock”), which is common stock of the Company that is subject to forfeiture until it becomes vested.

Administration

The 2000 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to interpret and adopt rules and regulations for carrying out the 2000 Plan. All decisions and acts of the Compensation Committee are final and binding on all participants under the 2000 Plan. If there is no Compensation Committee, the Board of Directors will administer the 2000 Plan.

Shares of Common Stock Subject to the 2000 Plan

A total of 1,500,000 shares of common stock may be issued under the 2000 Plan.

Annual Dollar Limit

In addition to the other award limits under the 2000 Plan, the plan provides the sum of the grant date fair value of awards under the plan (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto)) and the amount of any cash-based awards or other fees granted or paid to an eligible director during any calendar year will not exceed $500,000, in respect of the eligible director’s service as a member of the Board during such year. The Committee may make exceptions to this limit for individual eligible directors in extraordinary circumstances (including, without limitation, in connection with service for the initial fiscal year of service for an eligible director or advisory or other services of an eligible director that exceed those typically provided by a member of a board of directors), as the Committee may determine in its discretion, provided that the eligible director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving eligible directors.

Granting of Options

The Compensation Plan permits eligible directors to elect to receive Options in lieu of all or part of the $75,000 annual director fee otherwise payable in cash. Each eligible director who makes such an election shall automatically be granted an Option for a number of shares of the Company’s common stock equal to:

•	the amount of the fee the eligible director elects to receive in the form of an Option, divided by

•	the fair market value of a share of the Company’s common stock on the date of grant, multiplied by

•	3, with the result rounded to the nearest whole share of common stock.

56	KIRBY | 2021 PROXY STATEMENT

The 2000 Plan also provides for discretionary grants of up to an aggregate of 10,000 shares in the form of stock options or restricted stock.

Option Price

The option price per share of Options granted under the 2000 Plan is the fair market value of the common stock on the date of grant.

Payment of Exercise Price

Unless further limited by the Compensation Committee, the option price of an Option shall be paid solely in cash, by certified or cashier’s check, by money order, by personal check or by delivery of shares of common stock owned by the optionee for at least six months, or by a combination of the foregoing. If the exercise price is paid in whole or in part with shares of common stock, the value of the shares surrendered shall be their fair market value on the date received by the Company.

Restrictions on Transfer of Options

No Option granted under the 2000 Plan is transferable other than by will or by the laws of descent and distribution. During the lifetime of an eligible director, each Option will be exercisable only by the director or the guardian or legal representative of the director.

Exercisability of Options

Options granted to an eligible director in lieu of director fees otherwise payable in cash become exercisable on the last day of each calendar quarter after the date of grant (each, a “Payment Date”) in the number of shares equal to (a) the total number of shares subject to the Option divided by (b) the number of Payment Dates occurring after the date of grant and before the first anniversary of the most recent annual meeting of stockholders.

In the event of a Change in Control (as defined in the 2000 Plan), all Options outstanding at the time of the Change in Control will become immediately exercisable. In the event of a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, the Board of Directors or the Compensation Committee may provide for any or all of the following:

•	for Options to become immediately exercisable;

•	for exercisable Options to be cancelled immediately prior to the transaction;

•	for the assumption by the surviving entity of the 2000 Plan and the Options; or

•	for payment in cash or stock in lieu of and in complete satisfaction of Options.

Option Repricing

Except as permitted by the award adjustment provisions described below, the Board may not modify an outstanding Option so as to specify a lower exercise price (and will not cancel an Option and substitute for it an Option with a lower exercise price), without the approval of the Company’s stockholders. In addition, the Board may not cancel an outstanding Option whose exercise price is equal to or greater than the current fair market value of a share in exchange for cash or substitute for it another award without the prior approval of the Company’s stockholders.

Granting of Restricted Stock

Under the 2000 Plan, nonemployee directors automatically receive Restricted Stock determined by a calculation based upon a value of $167,500.

The Compensation Plan permits nonemployee directors to receive Restricted Stock in lieu of all or part of the $75,000 annual director fee otherwise payable in cash. The number of shares of Restricted Stock included in the automatic annual grant and shares of Restricted stock in lieu of cash for the annual director fee, where applicable, is calculated as follows:

•	$167,500 and the amount of the fee the eligible director elects to receive in the form of Restricted Stock, if any, divided by

•	the fair market value of a share of the Company’s common stock on the date of grant, multiplied by

•	1.2, with the result rounded to the nearest whole share of common stock.

Restrictions on Transfer of Restricted Stock

A participant may not sell, transfer, assign or pledge shares of Restricted Stock until the shares have vested. Stock certificates representing the Restricted Stock shall either be held by the Company or delivered to the participant bearing a legend to restrict transfer of the certificate until the Restricted Stock has vested. At the time the Restricted Stock vests, a certificate for the vested shares will be delivered to the participant free of transfer restrictions.

KIRBY | 2021 PROXY STATEMENT	57

Vesting of Restricted Stock

Restricted Stock granted to an eligible director after the first quarter conference call vests six months after the date of grant.

The number of shares of Restricted Stock granted to an eligible director in lieu of director fees otherwise payable in cash that vest on each Payment Date is equal to (a) the number of shares granted divided by (b) the number of Payment Dates occurring after the date of grant and before the first anniversary of the most recent annual meeting of stockholders.

In the event of a Change in Control (as defined in the 2000 Plan), all shares of Restricted Stock will immediately vest. The Compensation Committee may in its discretion at any time accelerate vesting of Restricted Stock or otherwise waive or amend any conditions of a grant of Restricted Stock under the 2000 Plan.

Term of the 2000 Plan

Subject to stockholder approval, no awards shall be made under the 2000 Plan after April 27, 2027. If stockholder approval is not obtained, no awards shall be made under the 2000 Plan.

Adjustment

In the event of an increase or decrease in the number of outstanding shares of common stock of the Company as a result of a stock dividend, recapitalization or stock split, combination or exchange of shares, the Compensation Committee shall make appropriate adjustments in the number and kind of shares subject to being granted under the 2000 Plan so that the same proportion of the Company’s issued and outstanding shares shall continue to be subject to issuance under the 2000 Plan upon the exercise of Options or as Restricted Stock.

Amendments

The Board of Directors may amend or modify the 2000 Plan in any respect at any time, subject to stockholder approval if required by applicable law or regulation or by applicable stock exchange rules. NYSE rules require stockholder approval of all equity compensation plans and material amendments to such plans.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and awards pursuant to the 2000 Plan under the law as in effect on the date of this Proxy Statement. The rules governing the tax treatment of such options and awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the 2000 Plan, nor does it address state, local or non-U.S. taxes.

Grants of Options and Restricted Stock

Under current tax laws, neither the grant of an Option nor the grant of Restricted Stock (absent a Section 83(b) election) is a taxable event to the recipient and the Company is not entitled to a deduction.

Exercise of Options

Upon the exercise of an Option, an optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the shares of common stock received over the exercise price.

Restricted Stock

Unless a director who receives Restricted Stock makes an election under Section 83(b) of the Internal Revenue Code, the director generally is not required to recognize ordinary income on the award of the Restricted Stock. Instead, on the date shares of Restricted Stock vest (i.e., become transferable and no longer subject to forfeiture), the director will be required to recognize ordinary income in an amount equal to the fair market value of such shares. If a director makes a proper election under Section 83(b) of the Internal Revenue Code, the director will recognize ordinary income on the date of grant in an amount equal to the fair market value of the shares (determined without regard to the vesting) on the date of grant. In such case, the director will not be required to recognize additional ordinary income when the shares vest.

Character of the Ordinary Income and the Company’s Deduction

The ordinary income recognized by an eligible director as described above is compensation paid by the Company to an independent contractor and thus is not subject to withholding or employment taxes. Subject to the requirement of reasonableness, the Company will be entitled to a business expense (compensation) deduction in the same amount as the ordinary income recognized by an eligible director.

58	KIRBY | 2021 PROXY STATEMENT

Sale of Stock Acquired Through the Exercise of an Option or Vesting of Restricted Stock

When the common stock received upon the exercise of an Option or the vesting of Restricted Stock subsequently is sold or exchanged in a taxable transaction, the holder generally will recognize capital gain (or loss) equal to the difference between (x) the sum of (i) the exercise price (in the case of an Option) of the shares sold plus (ii) the ordinary income recognized with respect to the shares sold, over (y) the sale price of the shares sold. Such gain (or loss) will be a capital gain (or loss) and will be long-term or short-term depending on how long the shares have been held after the date the Option was exercised or the Restricted Shares vested. If a director sells Restricted Stock after making a Section 83(b) election, the director will have a gain or loss equal to the difference between the total amount realized and the adjusted tax basis in the shares (the consideration paid for the shares, if any, plus the amount of ordinary income recognized as a result of the election). Special tax rules will apply if the option price for shares acquired by exercise of an Option is paid with previously owned shares.

KIRBY | 2021 PROXY STATEMENT	59

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 1, 2021. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit. Except as otherwise indicated, the persons named have sole voting and investment power over the shares shown.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED ON MARCH 1, 2021

	DIRECT(1)	INDIRECT		RIGHT TO ACQUIRE(2)	TOTAL	PERCENT OF COMMON STOCK(3)

DIRECTORS
Anne-Marie N. Ainsworth	16,209	—		—	16,209
Richard J. Alario	21,385	—		12,000	33,385
Tanya S. Beder	5,242	—		—	5,242
Barry E. Davis	19,040	—		8,480	27,520
C. Sean Day	67,217	—		24,000	91,217
David W. Grzebinski(4)	68,836	—		141,088	209,924
Monte J. Miller	18,222	—		19,500	37,722
Joseph H. Pyne	139,780	6,250	(5)	21,396	167,426
Richard R. Stewart	23,732	—		12,000	35,732
William M. Waterman	72,101	107,249	(6)	22,000	201,350

NAMED EXECUTIVES
William G. Harvey	3,926	—		18,885	22,811
Christian G. O’Neil	22,522	—		42,671	65,193
Joseph H. Reniers	20,823	—		34,739	55,562
Amy D. Husted	16,744	200	(7)	30,829	47,773
Directors and Executive Officers as a group (21 in number)	564,104	114,429		436,464	1,114,997	1.8%

(1)

Shares owned as of March 1, 2021 and held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes any shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which a director or executive officer has the right to acquire beneficial ownership within 60 days after March 1, 2021.

(3)	No percent of class is shown for holdings of less than 1%.

(4)	Mr. Grzebinski is both a director and a named executive officer.

(5)	Shares are held by a trust for the benefit of Mr. Pyne’s daughter.

(6)	Shares are held by a trust for the benefit of Mr. Waterman’s wife and adult children. Mr. Waterman’s wife is a trustee of the trust. Mr. Waterman disclaims beneficial ownership of the trust shares.

(7)	Shares owned by Ms. Husted’s husband. Ms. Husted disclaims beneficial ownership of the shares.

60	KIRBY | 2021 PROXY STATEMENT

Principal Stockholders

The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, based on filings with the SEC:

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF CLASS(1)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,403,391	(2)	9.0%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,170,571	(3)	8.6%

Eaton Vance Management 2 International Place Boston, MA 02110	4,822,930	(4)	8.0%

FMR LLC 245 Summer Street Boston, MA 02210	3,505,423	(5)	5.8%

Diamond Hill Capital Management Inc. 325 John H. McConnell Blvd. Columbus, OH 43215	3,057,643	(6)	5.1%

(1)	Based on the Company’s outstanding shares of common stock on March 1, 2021.

(2)	Based on Schedule 13G/A, dated January 29, 2021, filed by BlackRock, Inc. with the SEC.

(3)	Based on Schedule 13G/A, dated February 10, 2021, filed by The Vanguard Group with the SEC.

(4)	Based on Schedule 13G/A, dated February 12, 2021, filed by Eaton Vance Management with the SEC.

(4)	Based on Schedule 13G, dated February 8, 2021, filed by FMR LLC Management with the SEC.

(6)	Based on Schedule 13G, dated February 11, 2021, filed by Diamond Hill Capital Management Inc. with the SEC.

KIRBY | 2021 PROXY STATEMENT	61

CEO PAY RATIO

As required by SEC regulation, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer (“CEO”).

For 2020, our last completed fiscal year, the median of the annual total compensation of all employees of the Company and its marine transportation and distribution and services segments (other than our CEO and other than as explained below) was $85,751, and the annual total compensation of our CEO was $4,206,966.

Based on this information, for 2020 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 49:1.

To determine the median of the annual total compensation of all employees of the Company and its marine transportation and distribution and services segments (other than our CEO), we identified our total employee population as of December 31, 2020, which consisted of approximately 5,200 employees excluding a de minimus number of non-U.S. employees.

To identify the median employee, we conducted a full analysis of this employee population, without the use of statistical sampling. We determined our median employee using “total compensation” for the full year 2020. “Total compensation” consisted of gross wages to include base wages, incentives, paid time off, overtime, and perquisites. We annualized gross wages for employees who were not employed for the full year in 2020. We then calculated the annual total compensation of the median employee using the same methodology used in calculating the annual total compensation of the CEO.

62	KIRBY | 2021 PROXY STATEMENT

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

KIRBY | 2021 PROXY STATEMENT	63

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Under SEC regulations, stockholder proposals must be received by the Company at its principal executive offices no later than November 3, 2021 to be included in the Company’s proxy statement and form of proxy for the 2022 Annual Meeting of Stockholders. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal (including director nominations) for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 days, or January 27, 2022, nor more than 120 days, or December 28, 2021, prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

64	KIRBY | 2021 PROXY STATEMENT

SOLICITATION OF PROXIES

The Proxy Card

Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class II directors named in this Proxy Statement, for the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2021, for the approval of amendments to the 2005 Stock and Incentive Plan and the 2000 Nonemployee Director Stock Plan, for the approval on an advisory basis of executive compensation and at the discretion of the proxies on any other matters.

You are encouraged to complete, sign and return the proxy card or vote your shares via the phone or internet even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

The solicitation of proxies is made by the Company on behalf of its Board of Directors and the cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson LLC to solicit proxies at an estimated cost of $9,500, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 1, 2021 will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on March 1, 2021, the Company had 60,086,064 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their beneficial owners will be counted for the purpose of determining whether a quorum is present. A majority of the votes cast (not counting abstentions and broker nonvotes) is required for the election of directors (Proposal 1). A majority of the outstanding shares entitled to vote that are represented at the meeting via virtual attendance or by proxy is required for the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2021 (Proposal 2). Proposal 3 is a non-binding advisory vote on matters related to executive compensation and therefore there is no voting standard for that proposal, since the voting results will be informational only. A majority of the votes cast (not counting abstentions and broker nonvotes) is required for amendment of the 2005 Stock and Incentive Plan and the amendment of the 2000 Nonemployee Director Stock Plan (Proposals 4 and 5).

KIRBY | 2021 PROXY STATEMENT	65

Please note that if your shares are held in the name of a brokerage firm on your behalf, your broker may not vote your shares on the election of directors, the amendment of the 2005 Stock and Incentive Plan or the 2000 Nonemployee Director Stock Plan, or the matters related to executive compensation without voting instructions from you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2021

This Proxy Statement and the Company’s 2020 Annual Report, which includes the Annual Report on Form 10-K filed with the SEC, are available electronically at www.proxyvote.com and the Company’s website at www.kirbycorp.com in the Investor Relations section under Financials.

The following proposals will be considered at the meeting:

Proposal 1	Election of three Class II directors

Proposal 2	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2021

Proposal 3	Advisory vote on the approval of the compensation of the Company’s named executive officers

Proposal 4	Amendment of the 2005 Stock and Incentive Plan

Proposal 5	Amendment of the 2000 Nonemployee Director Stock Plan

The Board of Directors of the Company unanimously recommends that you vote “FOR” the Board’s nominees for director, “FOR” the selection of KPMG LLP as our independent registered public accounting firm for 2021, “FOR” approval of our executive compensation, “FOR” the amendment of the 2005 Stock and Incentive Plan, and “FOR” the amendment of the 2000 Nonemployee Director Stock Plan.

BY ORDER OF THE BOARD OF DIRECTORS

Amy D. Husted

Vice President, General Counsel and Secretary

March 3, 2021

Houston, Texas

66	KIRBY | 2021 PROXY STATEMENT

APPENDIX A

Reconciliation of GAAP to Non-GAAP Financial Measures Excluding One-Time Items

(unaudited, $ in millions except per share amounts)

	FULL YEAR 2020

	OPERATING INCOME (LOSS)	EARNINGS (LOSS) BEFORE TAX	NET EARNINGS (LOSS) ATTR. KIRBY	DILUTED EARNINGS (LOSS) PER SHARE

GAAP Operating loss and net loss	$ (420.8)	$ (461.4)	$ (272.5)	$ (4.55)

One-time items:

Income tax benefit on 2018 and 2019 net operating loss carrybacks	—	—	(50.8)	(0.85)

Impairments and other charges	561.3	561.3	433.3	7.24

Operating income and earnings, excluding one-time items(1)	$ 140.5	$ 99.9	$ 110.0	$ 1.84

	FULL YEAR 2019

	OPERATING INCOME	EARNINGS BEFORE TAX	NET EARNINGS ATTR. KIRBY	DILUTED EARNINGS PER SHARE

GAAP Operating income and earnings	$ 242.0	$ 189.8	$ 142.3	$ 2.37

One-time items:

Inventory write-down	35.5	35.5	28.0	0.47

Severance and early retirement expense	4.8	4.8	3.7	0.06

Operating income and earnings, excluding one-time items(1)	$ 282.3	$ 230.1	$ 174.0	$ 2.90

	FULL YEAR 2018

	OPERATING INCOME	EARNINGS BEFORE TAX	NET EARNINGS ATTR. KIRBY	DILUTED EARNINGS PER SHARE

GAAP Operating income and earnings	$ 155.3	$ 114.2	$ 78.5	$ 1.31

One-time items:

Impairment of long-lived assets	85.1	85.1	67.2	1.12

Impairment of goodwill	2.7	2.7	2.1	0.04

Executive Chairman retirement	18.1	18.1	18.1	0.30

Higman transaction fees & expenses	3.3	3.3	2.5	0.04

Amendment to employee stock plan	3.9	3.9	3.0	0.05

Operating income and earnings, excluding one-time items(1)	$ 268.4	$ 227.3	$ 171.4	$ 2.86

(1)

Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: operating income, excluding one-time items; earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company’s normal operating results. These non-GAAP financial measures are not calculations based on GAAP and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

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APPENDIX B

Reconciliation of GAAP Net Earnings Attributable to Kirby to Non-GAAP Adjusted EBITDA

(unaudited, $ in millions)

	2020	2019	2018

Net earnings (loss) attributable to Kirby	$(272.5)	$142.3	$78.5

Interest expense	48.7	56.0	46.9

Provision (benefit) for taxes on income	(189.8)	46.8	35.0

Impairment of long-lived assets	165.3	-	82.7

Impairment of goodwill	388.0	-	2.7

Depreciation and amortization	219.9	219.7	225.0

Adjusted EBITDA, Non-GAAP(1)	$359.6	$464.8	$470.8

(1)

Kirby reports its financial results in accordance with GAAP. However, Kirby believes that the non-GAAP financial measure Adjusted EBITDA is useful in managing Kirby’s businesses and evaluating Kirby’s performance. Adjusted EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets and impairment of goodwill is used because of its wide acceptance as a measure of operating profitability before non-operating expenses (interest and taxes) and noncash charges (depreciation and amortization, impairment of long-lived assets, and impairment of goodwill). Adjusted EBITDA is one of the performance measures used in Kirby’s AIP. Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. This non-GAAP financial measure is not a substitute for GAAP financial results and should only be considered in conjunction with Kirby’s financial information that is presented in accordance with GAAP.

KIRBY | 2021 PROXY STATEMENT	A- 1

Exhibit A

KIRBY CORPORATION

2005 STOCK AND INCENTIVE PLAN

ARTICLE I

GENERAL

Section 1.1.    Purpose. The purpose of this Plan is to advance the interests of Kirby Corporation, a Nevada corporation (the “Company”), by providing an additional incentive to attract and retain qualified and competent employees for the Company and its Subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent, through the award of (i) Options to purchase shares of Common Stock (which Options may be Incentive Stock Options or Nonincentive Stock Options); (ii) shares of Restricted Stock; (iii) Restricted Stock Units and (iv) Performance Awards.

Section 1.2.    Definitions. As used herein, the following terms shall have the meaning indicated:

(a)    “Award” means a grant under this Plan in the form of Options, Restricted Stock, Restricted Stock Units, Performance Awards or any combination of the foregoing.

(b)    “Board” means the Board of Directors of the Company.

(c)    “Cause” means, with respect to any Participant:

(i)    conviction of, or plea of nolo contendere to, any felony or any crime or offense involving theft, fraud, embezzlement, moral turpitude or similar conduct;

(ii)    malfeasance in the performance of the Participant’s duties, which shall mean (A) intentional misuse or diversion of Company assets, (B) theft or embezzlement or (C) fraudulent or willful and material misrepresentations or omissions in any reports or information submitted to the Company or a Subsidiary or any government agency or regulatory authority;

(iii)    material failure to perform the duties of the Participant’s employment (other than as a result of the Participant’s Disability) or material failure to follow or comply with reasonable directives from any other employee of the Company who has direct or indirect supervisory authority over the Participant;

(iv)    a material violation of the Company’s Business Ethics Guidelines or any other written policies of the Company applicable to the Participant; or

(v)    a material violation of any federal, state or local laws or regulations.

(d)    “Change in Control” means the occurrence of any of the following events:

(i)    Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of voting securities representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)    The Board ceases to consist of a majority of Continuing Directors, with the term “Continuing Director” meaning a Director who (A) is a Director on the Effective Date or (B) is nominated or appointed to serve as a Director by a majority of the then Continuing Directors;

(iii)    (A) Any consolidation or merger of the Company or any Subsidiary that results in the holders of the Company’s voting securities immediately prior to the consolidation or merger having (directly or indirectly) less than a majority ownership interest in the outstanding voting securities of the surviving entity immediately after the consolidation or merger, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or (C) the liquidation or dissolution of the Company; or

(iv)    The stockholders of the Company accept a share exchange, with the result that stockholders of the Company immediately before such share exchange do not own, immediately following such share exchange, at least a majority of the voting securities of the entity resulting from such share exchange in substantially the same proportion as their ownership of the voting securities outstanding immediately before such share exchange.

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For purposes of this definition, the term “voting securities” means equity securities, or securities that are convertible or exchangeable into equity securities, that have the right to vote generally in the election of Directors.

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Committee” means the Compensation Committee, if any, appointed by the Board.

(g)    “Date of Grant” means the date on which the Committee takes formal action to grant an Award to an Eligible Person or such later date as may be specified by the Committee when approving the Award.

(h)    “Director” means a member of the Board.

(i)    “Disability” means mental or physical disability as determined by a medical doctor satisfactory to the Committee.

(j)    “Effective Date” has the meaning give in Section 6.15.

(k)    “Eligible Person” means an employee of the Company or a Subsidiary.

(l)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(m)    “Existing Plan” means the 2005 Stock and Incentive Plan as approved by the stockholders of the Company on April 26, 2005 and as amended and restated through April 27, 2021.

(n)    “Fair Market Value” of a Share means the closing price on the New York Stock Exchange on the day of reference. If the Shares are not listed for trading on the New York Stock Exchange, the Fair Market Value on the date of reference shall be determined by any fair and reasonable means prescribed by the Committee.

(o)    “Good Reason” means, with respect to any Participant:

(i)    a material adverse change in the Participant’s duties and responsibilities at the Company or a Subsidiary or successor as in effect immediately prior to the Change in Control;

(ii)    a material reduction in the Participant’s base salary or bonus opportunity compared to the base salary and bonus opportunity in effect immediately prior to the Change in Control; or

(iii)    relocation of the Participant’s primary place of work by more than 35 miles from his or her primary place of work immediately prior to the Change in Control.

(p)    “Incentive Stock Option” means an option that is an incentive stock option as defined in Section 422 of the Code.

(q)    “Nonincentive Stock Option” means an option that is not an Incentive Stock Option.

(r)    “Option” means any option granted under this Plan.

(s)    “Optionee” means a person to whom a stock option is granted under this Plan or any successor to the rights of such person under this Plan by reason of the death of such person.

(t)    “Participant” means a person to whom an Award is granted under the Plan.

(u)    “Performance Award” means an Award granted pursuant to Article V.

(v)    “Performance Objectives” means the objectives established by the Committee pursuant to Section 5.1(b).

(w)    “Performance Period” means the period over which the performance of a holder of a Performance Award is measured.

(x)    “Plan” means this Kirby Corporation 2005 Stock and Incentive Plan as amended and restated as of the Effective Date.

(y)    “Restricted Stock” means Shares granted under this Plan that are subject to restrictions imposed by the Committee pursuant to Article III.

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(z)    “Restricted Stock Award” means an award of Restricted Stock under this Plan.

(aa)    “Restricted Stock Unit” means a restricted stock unit credited to a Participant’s ledger account maintained by the Company pursuant to Article IV.

(bb)    “Restricted Stock Unit Award” means an award of Restricted Stock Units under this Plan.

(cc)    “Section 162(m) Participant” means each Participant who would be a “covered employee” under Section 162(m) of the Code as in effect prior to its amendment on December 22, 2017.

(dd)    “Share” means a share of the common stock, par value ten cents ($0.10) per share, of the Company.

(ee)    “Subsidiary” means any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

Section 1.3.    Total Shares and Limitations.

(a)    The maximum number of Shares that may be issued under the Plan shall be Six Million Four Hundred Thousand (6,400,000) Shares, which may be from Shares held in the Company’s treasury or from authorized and unissued Shares. If any Award granted under the Plan shall terminate, expire or be cancelled or surrendered as to any Shares, or the Award is paid in cash in lieu of Shares, the Shares that were subject to such Award shall not count against the above limit and shall again be available for grants under the Plan. Shares equal in number to the Shares withheld in payment of the option price of an Option and Shares that are withheld in order to satisfy federal, state or local tax liability, shall count against the above limit and shall cease to be available for grants under the Plan.

(b)    The maximum number of Shares with respect to which Incentive Stock Options may be granted to a Participant during a calendar year is 500,000. All shares reserved for issuance under the Plan may be issued pursuant to awards of Incentive Stock Options.

(c)    The maximum number of Shares with respect to which Options may be granted to a Participant during a calendar year is 500,000.

(d)    The maximum number of Shares that may be issued to any Participant pursuant to any Performance Award during the term of the Plan shall be 400,000.

(e)    The maximum amount of cash that may be paid to any Participant pursuant to any Performance Award during any calendar year shall be $5,000,000.

Section 1.4.    Awards Under the Plan.

(a)    Only Eligible Persons may receive awards under the Plan. Awards to Eligible Persons may be in the form of (i) Options; (ii) shares of Restricted Stock; (iii) Performance Awards; or (iv) any combination of the foregoing. No Award shall confer on any person any right to continue as an employee of the Company or any Subsidiary.

(b)    Each Award may be evidenced by an agreement containing any terms deemed necessary or desirable by the Committee that are not inconsistent with the Plan or applicable law.

ARTICLE II

STOCK OPTIONS

Section 2.1.    Grant of Options. The Committee may from time to time grant Options to Eligible Persons. Options may be Incentive Stock Options or Nonincentive Stock Options as designated by the Committee on or before the Date of Grant. If no such designation is made by the Committee for an Option, the Option shall be a Nonincentive Stock Option. The aggregate Fair Market Value (determined as of the Date of Grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under the Plan and all such plans of the Company and any parent or Subsidiary of the Company (as defined in Section 424 of the Code) shall not exceed $100,000.

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Section 2.2.    Exercise Price. The exercise price per Share for any Option shall be determined by the Committee, but shall not be less than the Fair Market Value on the Date of Grant and shall not be less than 110% of the Fair Market Value on the Date of Grant for any Incentive Stock Option if the Optionee is a person who owns directly or indirectly (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

Section 2.3.    Term of Option. The term of an Option shall be determined by the Committee, provided that, in the case of an Incentive Stock Option, if the grant is to a person who owns directly or indirectly (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the term of the Option shall not exceed five years from the Date of Grant. Notwithstanding any other provision of this Plan, no Option shall be exercised after the expiration of its term.

Section 2.4.    Vesting. Options shall become exercisable (or “vest”) as provided in Section 2.6, if applicable, or otherwise at such times and subject to such terms and conditions as the Committee shall specify. The Committee shall have discretion at any time to accelerate such times and otherwise waive or amend any conditions in respect of all or any portion of any Options. Notwithstanding the other provisions of this Section 2.4 and unless otherwise provided in the Option Award, in the event that an Optionee’s employment is terminated without Cause by the Company, a Subsidiary or successor entity, or is terminated by the Optionee for Good Reason, in either case in connection with or within 18 months after a Change in Control, all Options held by the Optionee immediately prior to such termination shall become immediately exercisable.

Section 2.5.    Termination of Options.

(a)    Except as otherwise provided in the Plan or the Option Award, the portion of an Option that is exercisable shall automatically and without notice terminate upon the earliest to occur of the following:

(i)    thirty (30) days after the date on which the Optionee ceases to be an Employee for any reason other than (x) death, (y) Disability or (z) termination for Cause;

(ii)    one (1) year after the date on which the Optionee ceases to be an Employee as a result of a Disability;

(iii)    either (y) one (1) year after the death of the Optionee or (z) six (6) months after the death of the Optionee if the Optionee dies during the 30-day period described in Section 2.5(a)(i) or the one-year period described in Section 2.5(a)(ii);

(iv)    the date on which the Optionee ceases to be an Employee as a result of a termination for Cause; and

(v)    the tenth anniversary of the Date of Grant of the Option.

(b)    Except as provided in Section 2.4 or Section 2.6, the portion of an Option that is not exercisable shall automatically and without notice terminate on the date on which the Optionee ceases to be an Employee for any reason.

(c)    The Committee shall have discretion at any time to extend the term of any Nonincentive Stock Option to any date that is not later than the date described in Section 2.5(a)(v).

Section 2.6.    Retirement Credits. Unless otherwise provided in an Option Award, if an Optionee retires as an employee of the Company or a Subsidiary with 80 or more Retirement Credits, unvested Options held by the Optionee that were granted after February 19, 2018 shall continue to vest after retirement on the schedule specified in the Option Award and all vested but unexercised Options held by the Optionee and all Options that vest after retirement pursuant to this Section 2.6 will terminate upon the earlier of (a) the expiration of the term specified in the Option Award or (b) the tenth anniversary of the Date of Grant; provided that, if the Optionee takes any action or engages in any activity that is detrimental to the Company, all vested but unexercised Options and all unvested Options held by the Optionee will automatically terminate and the Optionee shall cease to have any rights with respect to such Options. The number of Retirement Credits the Optionee has shall equal the sum of (i) the Optionee’s age in whole years plus (ii) the Optionee’s whole years of employment with the Company or a Subsidiary, in both cases determined as of the date of retirement. In the event of the death of the Optionee after retirement, any unvested portion of an Option that is subject to vesting pursuant to this Section 2.6 shall continue to vest on the schedule specified in the Option Award and will terminate upon the earlier of (x) the expiration of the term specified in the Option Award or (y) the tenth anniversary of the Date of Grant.

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Section 2.7.    Exercise of Options. An Option may be exercised in whole or in part to the extent exercisable in accordance with the Plan. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, accompanied by proof, satisfactory to the Company, of the right of such person or persons to exercise the Option and (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been made. Unless further limited by the Committee for any Option, the exercise price of any Shares purchased shall be paid solely in cash, by certified or cashier’s check, by money order, by personal check, by withholding Shares from an Award or with Shares owned by the Optionee for at least six months, or by a combination of the foregoing. If the exercise price is paid in whole or in part with Shares, the value of the Shares withheld shall be their Fair Market Value on the date received by the Company. An Optionee may elect to have Shares withheld to satisfy federal or state income tax withholding requirements applicable upon the exercise of an Option.

Section 2.8.    Restrictions on Exercise.

(i)    An Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the exercise of the Option, the Company may require the person exercising the Option to make any agreements and undertakings that may be required by any applicable law or regulation.

(ii)    Shares issued upon the exercise of an Option without registration of such Shares under the Securities Act of 1933, as amended (the “Act”), shall be restricted securities subject to the terms of Rule 144 under the Act. The certificates representing any such Shares shall bear an appropriate legend restricting transfer and the transfer agent of the Company shall be given stop transfer instructions with respect to such Shares.

Section 2.9.    Nontransferability of Option. An Option may not be transferred by the Optionee otherwise than by will or the laws of descent and distribution and so long as the Optionee lives, only the Optionee or the Optionee’s guardian or legal representative shall have the right to exercise the Option. The terms of an Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

Section 2.10.    Corporate Transactions.

(a)    In the event of a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, the Board or the Committee may provide for payment in cash or in securities of the Company or the surviving entity in lieu of and in complete satisfaction of Options.

(b)    Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

(c)    Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

Section 2.11.    Option Repricing. Except as provided in Section 6.3, the Committee shall not modify an outstanding Option so as to specify a lower exercise price (and will not cancel an Option and substitute for it an Option with a lower exercise price), without the approval of the Company’s stockholders. In addition, except as provided in Section 6.3, the Committee may not cancel an outstanding Option whose exercise price is equal to or greater than the current Fair Market Value of a Share in exchange for cash or substitute for it another Award without the prior approval of the Company’s stockholders.

Section 2.12.    Issuance of Shares. No person shall be, or have any of the rights or privileges of, a stockholder of the Company with respect to any of the Shares subject to any Option (including, without limitation, the right to receive dividends and distributions on Shares subject to any Option) unless and until such Shares (whether represented by certificates or in book-entry or other electronic form) shall have been issued and delivered to such person.

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ARTICLE III

RESTRICTED STOCK

Section 3.1.    Grant of Restricted Stock Awards. The Committee may from time to time grant Restricted Stock Awards to Eligible Persons.

Section 3.2.    Terms and Conditions of Restricted Stock Awards. Each Restricted Stock Award shall specify the number of shares of Restricted Stock awarded, the price, if any, to be paid by the Participant receiving the Restricted Stock Award, the date or dates on which the Restricted Stock will vest and any other terms and conditions that the Committee may determine. The vesting and number of shares of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or its Subsidiaries or upon the attainment of any performance goals established by the Committee, including without limitation goals related to the performance of the Company or any Subsidiary, division, department or other unit of the Company, the performance of the Company’s common stock or other securities, the performance of the recipient of the Restricted Stock Award or any combination of the foregoing. A Participant may elect to have Shares withheld from a Restricted Stock Award to satisfy federal or state income tax withholding requirements applicable upon the vesting of Restricted Stock.

Section 3.3.    Restrictions on Transfer. Unless otherwise provided in the grant relating to a Restricted Stock Award, the Restricted Stock granted to a Participant (whether represented by certificates or in book-entry or other electronic form) shall be registered in the Participant’s name or, at the option of the Committee, not issued until such time as the Restricted Stock shall become vested or as otherwise determined by the Committee. If certificates are issued prior to the shares of Restricted Stock becoming vested, such certificates shall either be held by the Company on behalf of the Participant, or delivered to the Participant bearing a legend to restrict transfer of the certificate until the Restricted Stock has vested, as determined by the Committee. The Committee shall determine whether the Participant shall have the right to vote and/or receive dividends on the Restricted Stock before it has vested. Except as may otherwise be expressly permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned or pledged by the Participant until such share has vested in accordance with the terms of the Restricted Stock Award. Except as provided in Section 3.4 or unless the Restricted Stock Award specifies otherwise, in the event that a Participant ceases to be an Employee before all the Participant’s Restricted Stock has vested, or in the event other conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the Award, the shares of Restricted Stock that have not vested shall be forfeited and any purchase price paid by the Participant for the forfeited Shares shall be returned to the Participant. At the time Restricted Stock vests (and, if the Participant has been issued legended certificates for Restricted Stock, upon the return of such certificates to the Company), such vested shares shall be issued to the Participant (or the beneficiary designated by the Participant in the event of death), in certificated or book entry or other electronic form, free of all restrictions.

Section 3.4.    Accelerated Vesting. Notwithstanding the vesting conditions set forth in a Restricted Stock Award, unless the Restricted Stock Award specifies otherwise:

(a)    the Committee may in its discretion at any time accelerate the vesting of Restricted Stock or otherwise waive or amend any conditions of a grant of a Restricted Stock Award, and

(b)    in the event that a Participant’s employment is terminated without Cause by the Company, a Subsidiary or successor, or is terminated by the Participant for Good Reason, in either case in connection with or within 18 months after a Change in Control, all shares of Restricted Stock held by the Participant immediately prior to such termination shall immediately become vested.

Section 3.5.    Section 83(b) Election. If a Participant receives Restricted Stock that is subject to a “substantial risk of forfeiture,” such Participant may elect under Section 83(b) of the Code to include in his or her gross income, for the taxable year in which the Restricted Stock is received, the excess of the Fair Market Value of such Restricted Stock on the Date of Grant (determined without regard to any restriction other than one which by its terms will never lapse), over the amount paid for the Restricted Stock. If the Participant makes the Section 83(b) election, the Participant shall (a) make such election in a manner that is satisfactory to the Committee, (b) provide the Company with a copy of such election, (c) agree to notify the Company promptly if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election and (d) agree to such federal and state income tax withholding as the Committee may reasonably require in its sole discretion.

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ARTICLE IV

RESTRICTED STOCK UNITS

Section 4.1.    Grant of Restricted Stock Unit Awards. The Committee may from time to time grant Restricted Stock Unit Awards to Eligible Persons.

Section 4.2.    Restricted Stock Units. A Restricted Stock Unit represents the Company’s unsecured and unfunded promise to deliver Shares (or cash equal to the Fair Market Value of the Shares) to a Participant in the future, subject to the satisfaction of applicable vesting conditions and the other terms and conditions of the Plan and the Award.

Section 4.3.    Terms and Conditions of Restricted Stock Unit Awards. Each Restricted Stock Unit Award shall specify the number of Restricted Stock Units awarded, the price, if any, to be paid by the Participant receiving the Restricted Stock Unit Award, the date or dates on which the Restricted Stock Units will vest and any other terms and conditions that the Committee may determine. The vesting and number of Restricted Stock Units may be conditioned upon the completion of a specified period of service with the Company or its Subsidiaries or upon the attainment of any performance goals established by the Committee, including without limitation goals related to the performance of the Company or any Subsidiary, division, department or other unit of the Company, the performance of the Company’s common stock or other securities, the performance of the recipient of the Restricted Stock Unit Award or any combination of the foregoing. Except as provided in Section 4.6 or Section 4.7 or unless the Award specifies otherwise, in the event that a Participant ceases to be an employee of the Company or a Subsidiary before all the Participant’s Restricted Stock Units have vested, or in the event other conditions to the vesting of Restricted Stock Units have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the Award, the Restricted Stock Units that have not vested shall be forfeited and any purchase price paid by the Participant for the forfeited Restricted Stock Units shall be refunded to the Participant.

Section 4.4.    Rights as Stockholder. A recipient of a Restricted Stock Unit Award shall not have any rights as a stockholder with respect to Shares covered by a Restricted Stock Unit Award until the date, if any, such Shares are issued by the Company; and, except as otherwise provided in Section 4.5, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such Shares.

Section 4.5.    Dividends. Dividends and distributions (whether cash, stock or otherwise) on Shares underlying unvested Restricted Stock Units held by a Participant shall not be paid to the Participant, but the value thereof shall be credited by the Company for the benefit of the Participant. At such time as such Restricted Stock Units are settled, all accumulated credits for the value of dividends and distributions attributable to such vested Restricted Stock Units shall be paid to the recipient. Interest shall not be paid on any such credits for dividends or distributions made by the Company for the benefit of a Participant. The Company shall have the option of paying such credits for accumulated dividends or distributions in Shares or cash. If payment is made in Shares, the conversion to Shares shall be at the Fair Market Value on the date of payment. Credits for the value of dividends and distributions made by the Company on unvested Restricted Stock Units shall be forfeited in the same manner and at the same time as the respective Restricted Stock Units to which they are attributable are forfeited.

Section 4.6.    Accelerated Vesting. Notwithstanding the vesting conditions set forth in a Restricted Stock Unit Award, unless the Restricted Stock Unit Award specifies otherwise:

(a)    the Committee may in its discretion at any time accelerate the vesting of Restricted Stock Units or otherwise waive or amend any conditions of a grant of a Restricted Stock Unit Award, and

(b)    in the event that a Participant’s employment is terminated without Cause by the Company, a Subsidiary or successor, or is terminated by the Participant for Good Reason, in either case in connection with or within 18 months after a Change in Control, all Restricted Stock Units held by the Participant immediately prior to such termination shall immediately become vested and payable.

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Section 4.7.    Retirement Credits. Unless otherwise provided in a Restricted Stock Unit Award, if a Participant retires as an employee of the Company or a Subsidiary with 80 or more Retirement Credits, the Restricted Stock Units held by the Participant will continue to vest after retirement on the schedule specified in the Restricted Stock Unit Award; provided that, if the Participant takes any action or engages in any activity that is detrimental to the Company, all unvested Restricted Stock Units held by the Participant will automatically be forfeited and the Participant shall cease to have any rights with respect to such Restricted Stock Units. The number of Retirement Credits a Participant has shall equal the sum of (i) the Participant’s age in whole years plus (ii) the Participant’s whole years of employment with the Company or a Subsidiary, in both cases determined as of the date of retirement. In the event of the death of the Participant after retirement, any unvested Restricted Stock Units that are subject to vesting pursuant to this Section 4.7 shall continue to vest on the schedule specified in the Restricted Stock Unit Award.

Section 4.8.    Settlement of Restricted Stock Units.

(a)    Subject to the satisfaction of any withholding requirements, on the date on which a Restricted Stock Unit becomes vested in accordance with the terms of the Plan, the Participant shall be entitled to one Share or cash equal to the Fair Market Value of one Share, which shall be delivered, transferred or paid as soon as administratively practicable thereafter in exchange for such vested Restricted Stock Unit, after which the Participant shall have no further rights with respect to such Restricted Stock Unit.

(b)    The Company shall have the sole discretion to determine whether any settlement of a Restricted Stock Unit will be effected in cash or Shares. If the settlement is effected in Shares, the Company shall cause to be delivered or transferred to the Participant (or the Participant’s legal representative or heir) a stock certificate representing the Shares issued in exchange for Restricted Stock Units or shall cause the Shares to be registered on the stock transfer records of the Company in the Participant’s name. For any Restricted Stock Units settled in Shares, a Participant may elect to have Shares withheld to satisfy federal or state income tax withholding requirements applicable upon the vesting of the Restricted Stock Units.

(c)    (i) Except as provided in Section 4.8(c)(ii) and (iii), in no event shall any delivery of Shares or payment following a Participant’s entitlement to such delivery or payment be made later than the March 15th following the end of the calendar year in which the Participant becomes entitled to such delivery or payment.

(ii)    Subject to Section 4.8(c)(iii), with respect to Restricted Stock Units granted to a Participant who could reach 80 Retirement Credits prior to the final vesting date for such Restricted Stock Units, in no event shall any delivery of Shares or payment following such Participant’s entitlement to such delivery or payment be made later than December 31 of the year in which the vesting date for such Restricted Stock Units occurs.

(iii)    Notwithstanding any other provision of the Plan or any Award, if the Participant is a specified employee (within the meaning of Section 409A of the Code), and the Company determines that a payment hereunder is not permitted under Section 409A of the Code at the time set forth herein, no payments shall be made to the Participant due to a separation from service for any reason before the date that is six months after the date on which the Participant incurs a separation from service or, if earlier, the date of death of the Participant.

ARTICLE V

PERFORMANCE AWARDS

Section 5.1.    Terms and Conditions of Performance Awards. The Committee may from time to time grant Awards that are intended to be “performance-based compensation,” which are payable in stock, cash or a combination thereof, at the discretion of the Committee.

(a)    Performance Period. The Committee shall establish a Performance Period for each Performance Award at the time such Performance Award is granted. A Performance Period may overlap with Performance Periods relating to other Performance Awards granted hereunder to the same Participant. Unless the Committee determines otherwise, the Committee shall not grant Performance Awards after the date on which the satisfaction of the Performance Objectives becomes substantially certain.

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(b)    Performance Objectives. The Committee shall establish written performance objectives for the Participant at the time of the grant of each Performance Award. Each Performance Award shall be contingent upon the achievement of the Performance Objectives established by the Committee. Performance Objectives shall be based on earnings, cash flow, economic value added, total stockholder return, return on equity, return on capital, return on assets, revenues, operating profit, EBITDA, net profit, earnings per share, stock price, cost reduction goals, debt to capital ratio, financial return ratios, profit or operating margins, working capital or any combination of the foregoing, for the Company on a consolidated basis or, if applicable, for one or more Subsidiaries, divisions, departments or other units of the Company or one or more of its Subsidiaries.

(c)    Amount; Frequency. The Committee shall determine at the time of grant of Performance Awards the target and maximum values of Performance Awards and the date or dates when Performance Awards are earned.

(d)    Payment. Following the end of each Performance Period, the holder of each Performance Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, based on the achievement of the Performance Objectives for such Performance Period, as determined in writing by the Committee. Unless otherwise provided in the Performance Award, if the Participant exceeds the specified minimum level of acceptable achievement but does not attain the Performance Objectives, the Participant shall be deemed to have partly earned the Performance Award, and shall become entitled to receive a portion of the total award, as determined by the Committee. Unless otherwise provided in the Performance Award, if a Performance Award is granted after the start of a Performance Period, the Performance Award shall be reduced to reflect the portion of the Performance Period during which the Performance Award was in effect.

(e)    Termination of Employment. Unless otherwise provided in the Performance Award, a Participant who receives a Performance Award and who ceases to be an Employee as a result of death, Disability or retirement before the end of the applicable Performance Period shall be entitled to receive, to the extent earned as a result of the full or partial achievement of the Performance Objectives during the Performance Period, a portion of the Performance Award that is proportional to the portion of the Performance Period during which the Participant was employed, with payment to be made following the end of the Performance Period. Unless otherwise provided in the Performance Award, a Participant who receives a Performance Award who ceases to be an Employee for any reason other than death, Disability or retirement shall not be entitled to any part of the Performance Award.

(f)    Accelerated Vesting. Notwithstanding the vesting conditions set forth in a Performance Award, unless the Performance Award specifies otherwise (i) the Committee may in its discretion at any time accelerate the time at which the Performance Award is considered to have been earned or otherwise waive or amend any conditions (including but not limited to Performance Objectives) in respect of a Performance Award, and (ii) all Performance Awards shall be considered earned upon a Change in Control of the Company. In addition, upon a Change in Control of the Company, unless a Performance Award specifies otherwise, each Participant shall receive the target Performance Award such Participant could have earned for the proportionate part of the Performance Period prior to the Change in Control, and shall retain the right to earn any additional portion of his or her Performance Award if such Participant remains in the Company’s employ through the end of the Performance Period.

(g)    Stockholder Rights. The holder of a Performance Award shall, as such, have none of the rights of a stockholder of the Company.

(h)    Annual Incentive Plan. Cash awards based on the attainment of the performance objectives established under the Company’s Annual Incentive Plan may, in the Committee’s discretion, be considered Performance Awards granted under the Plan, provided that such awards are subject to the terms and conditions of this Article V.

A- 10	KIRBY | 2021 PROXY STATEMENT

ARTICLE VI

ADDITIONAL PROVISIONS

Section 6.1.    Administration of the Plan.

(a)    The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions arising with respect to the Plan, to establish performance criteria in respect of Awards under the Plan, to determine whether Plan requirements have been met for any Participant in the Plan and to make all other determinations and take all other actions necessary or desirable for the administration of the Plan. All decisions and acts of the Committee shall be final and binding upon all affected Participants. To the extent permitted by applicable law, the Committee may delegate authority to administer the Plan to members of the Committee, one or more subcommittees or other committees of the Board. If there is no Committee, the Board shall administer the Plan and in such case all references to the Committee shall be deemed to be references to the Board.

(b)    Without limiting the generality of Section 6.1(a), for purposes of Section 2.6 and Section 4.7:

(i)    The Committee shall determine in its sole discretion whether an action or activity is detrimental to the Company. Without limiting the immediately preceding sentence, actions or activities detrimental to the Company may include (A) a material breach of any contract between the holder of an Award and the Company or a Subsidiary, (B) any direct or indirect competition with the Company or a Subsidiary or solicitation of employees of the Company or a Subsidiary or (C) performance or acceptance by the holder of an Award of duties to a third party under circumstances that create a material conflict of interest or the appearance of a material conflict of interest, which may include being employed or otherwise engaged by an entity that regulates, engages in transactions with or competes with the Company or a Subsidiary.

(ii)    The Committee shall determine in its sole discretion whether a termination of employment constitutes “retirement” for purposes of vesting of any Options or Restricted Stock Units.

(iii)    The Committee shall determine in its sole discretion whether prior employment by an acquired company or prior noncontinuous employment by the Company or a Subsidiary shall be counted in calculating the Retirement Credits of the holder of an Award.

Section 6.2.    Minimum Vesting Requirements. Notwithstanding anything herein to the contrary, no Options, Restricted Stock, Restricted Stock Units or Shares granted under a Performance Award on or after the Effective Date may vest, in whole or in part, prior to the one-year anniversary of the date of grant of the relevant Award, and the Committee may not accelerate vesting of such Award such that it would vest prior to the one-year anniversary of the date of grant except as otherwise expressly permitted hereby in connection with death or Disability or the Participant or a Change in Control.

Section 6.3.    Adjustments for Changes in Capitalization. In the event of any (a) stock dividends, stock splits, recapitalizations, combinations, exchanges of shares, mergers, consolidations, liquidations, split-ups, split-offs, spin-offs or other similar changes in capitalization, (b) distributions to stockholders, including a rights offering, other than regular cash dividends, (c) changes in the outstanding stock of the Company by reason of any increase or decrease in the number of issued Shares resulting from a split-up or consolidation of Shares or any similar capital adjustment or the payment of any stock dividend, (d) Share repurchase at a price in excess of the market price of the Shares at the time such repurchase is announced or (e) other similar increase or decrease in the number of the Shares, the Committee, in its sole discretion, shall make appropriate adjustment in the number and kind of shares authorized by the Plan in the number, price or kind of shares or units covered by the Awards and in any outstanding Awards under the Plan. In addition, upon the occurrence of any event described in this Section 6.3, the Committee, in its sole discretion, shall make appropriate adjustment in the limits specified in Section 1.3(b), (c) and (d) so that the effect of such limits is, as nearly as practicable, equivalent to the effect of such limits prior to the event in question, provided that any such adjustment complies with applicable laws and does not cause an award that is intended to satisfy the performance-based compensation exception under Section 162(m) of the Code in effect prior to December 22, 2017 to fail to satisfy the exception. In the event of any adjustment in the number of Shares covered by any Award, any fractional Shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full Shares resulting from such adjustment.

KIRBY | 2021 PROXY STATEMENT	A- 11

Section 6.4.    Compliance With Section 409A. Awards shall be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and each Award under the Plan are intended to meet the requirements of Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the additional tax or interest applicable under Section 409A. In addition, to the extent an Award is subject to Section 409A of the Code, payments under such an Award shall be made at such time as is specified in the Plan and the Award. The payment will be made (1) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the fiscal year in which the Award payment is no longer subject to a substantial risk of forfeiture or (2) at a time that is permissible under Section 409A of the Code such that the payment shall not be subject to the additional tax or interest applicable under Section 409A of the Code.

Section 6.5.    Amendment.

(a)    The Board may amend or modify the Plan in any respect at any time, subject to stockholder approval if required by applicable law or regulation or by applicable stock exchange rules. Such action shall not impair any of the rights of any Participant with respect to any Award outstanding on the date of the amendment or modification without the Participant’s written consent.

(b)    The Committee shall have the authority to amend any Award to include any provision which, at the time of such amendment, is authorized under the terms of the Plan; however, no outstanding Award may be revoked or altered in a manner unfavorable to the Participant without the written consent of the Participant.

Section 6.6.    Transferability of Awards. An Award shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution. So long as a Participant lives, only such Participant or his or her guardian or legal representative shall have the right to exercise such Award.

Section 6.7.    Beneficiary. A Participant may file with the Company a written designation of beneficiary, on such form as may be prescribed by the Committee, to receive any Shares, Awards or payments that become deliverable to the Participant pursuant to the Plan after the Participant’s death. A Participant may, from time to time, amend or revoke a designation of beneficiary. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 6.8.    Non-uniform Determinations. Determinations by the Committee under the Plan (including, without limitation, determinations of the Eligible Persons to receive Awards, the form, amount and timing of Awards, the terms and provisions of Awards and any agreements evidencing Awards and provisions with respect to termination of employment) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

Section 6.9.    Duration and Termination. No awards shall be made under the Plan after April 27, 2027. The Board may suspend, discontinue or terminate the Plan at any time. The suspension, discontinuance or termination of the Plan shall not impair any of the rights of any holder of any Award outstanding on the date of the Plan’s suspension, discontinuance or termination without the holder’s written consent.

Section 6.10.    Withholding. Prior to the issuance of any Shares under the Plan, arrangements satisfactory to the Committee in its sole discretion shall have been made for the Participant’s payment to the Company of the amount, if any, that the Committee determines to be necessary for the Company or Subsidiary employing the Participant to withhold in accordance with applicable federal or state income tax withholding requirements. If Shares are withheld from an Award to satisfy withholding requirements, the Fair Market Value of the Shares withheld shall not exceed an amount determined based on the maximum statutory tax rate in the applicable jurisdictions. When payments under the Plan are made in cash, such payments shall be net of an amount sufficient to satisfy such withholding requirements.

A- 12	KIRBY | 2021 PROXY STATEMENT

Section 6.11.    Agreements and Undertakings. As a condition of any issuance or transfer of Shares, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, any agreement or any law or regulation including, but not limited to, the following:

(a)    a representation, warranty or agreement by the Participant to the Company that the Participant is acquiring the Shares for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

(b)    a representation, warranty or agreement to be bound by any restrictions that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares.

Section 6.12.    Uncertificated Shares. In lieu of issuing stock certificates for Shares acquired pursuant to the Plan, the Company may issue such Shares in book-entry or other electronic or uncertificated form, unless prohibited by applicable law or regulation or by applicable stock exchange rules.

Section 6.13.    Governing Law. The Plan shall be governed by the laws of the State of Texas except to the extent that federal law or Nevada corporate law is controlling.

Section 6.14.    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with the Company’s clawback policy. In addition, the Committee may impose such other clawback, recovery or recoupment provisions on an Award as the Committee determines necessary or appropriate in view of applicable laws, governance requirements or best practices, including, but not limited to, a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of cause (as determined by the Committee).

Section 6.15.    Effective Date. The Plan amends and restates the Existing Plan in its entirety, effective April 27, 2021 (the “Effective Date”), subject to the approval of the Company’s stockholders at the Company’s 2021 annual meeting of stockholders.

KIRBY | 2021 PROXY STATEMENT	B- 1

Exhibit B

KIRBY CORPORATION

2000 NONEMPLOYEE DIRECTOR STOCK PLAN

ARTICLE I

GENERAL

Section 1.1.    Purpose. The purpose of this Plan is to advance the interests of Kirby Corporation, a Nevada corporation (the “Company”), by providing an additional incentive to attract and retain qualified and competent directors, upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

Section 1.2.    Definitions. As used herein, the following terms shall have the meaning indicated:

(a)    “Award” means a grant under this Plan in the form of an Option or Restricted Stock.

(b)    “Board” means the Board of Directors of the Company.

(c)    “Change in Control” means the occurrence of any of the following events:

(i)    Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of voting securities representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities or, if a person is the beneficial owner, directly or indirectly, of voting securities representing thirty percent (30%) or more of the combined voting power of the Company’s outstanding voting securities as of the date a particular Award is granted, such person becomes the beneficial owner, directly or indirectly, of additional voting securities representing ten percent (10%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)    During any period of twelve (12) months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of the Directors unless the election, or the nomination for election by the Company’s stockholders, of each new Director was approved by a vote of at least a majority of the Directors then still in office who were Directors at the beginning of the period;

(iii)    (A) Any consolidation or merger of the Company or any Subsidiary that results in the holders of the Company’s voting securities immediately prior to the consolidation or merger having (directly or indirectly) less than a majority ownership interest in the outstanding voting securities of the surviving entity immediately after the consolidation or merger, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or (C) the liquidation or dissolution of the Company; or

(iv)    The stockholders of the Company accept a share exchange, with the result that stockholders of the Company immediately before such share exchange do not own, immediately following such share exchange, at least a majority of the voting securities of the entity resulting from such share exchange in substantially the same proportion as their ownership of the voting securities outstanding immediately before such share exchange.

For purposes of this definition, the term “voting securities” means equity securities, or securities that are convertible or exchangeable into equity securities, that have the right to vote generally in the election of Directors.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Committee” means the Compensation Committee, if any, appointed by the Board.

B- 2	KIRBY | 2021 PROXY STATEMENT

(f)    “Compensation Plan” means the written plan or program in effect from time to time, as approved by the Board, which sets forth the compensation to be paid to Eligible Directors.

(g)    “Date of Grant” means the date on which an Option or Restricted Stock is deemed granted to an Eligible Director as specified in this Plan.

(h)    “Director” means a member of the Board.

(i)    “Eligible Director” means a Director who is not an employee of the Company or a Subsidiary.

(j)    “Existing Plan” means the 2000 Nonemployee Director Stock Option Plan as adopted by the Board on September 22, 2000 and as amended and restated through April 27, 2021.

(k)    “Fair Market Value” of a Share means the closing price on the New York Stock Exchange on the day of reference. If the Shares are not listed for trading on the New York Stock Exchange, the Fair Market Value on the date of reference shall be determined by any fair and reasonable means prescribed by the Committee.

(l)    “Nonincentive Stock Option” means an option that is not an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

(m)    “Option” means any option granted under this Plan.

(n)    “Optionee” means a person to whom a stock option is granted under this Plan or any successor to the rights of such person under this Plan by reason of the death of such person.

(o)    “Payment Date” means the last day of a calendar quarter.

(p)    “Plan” means this 2000 Nonemployee Director Stock Plan for Kirby Corporation.

(q)    “Restricted Stock” means Shares granted under this Plan that are subject to restrictions described in Article III and the Compensation Plan.

(r)    “Share” means a share of the common stock, par value ten cents ($0.10) per share, of the Company.

(s)    “Subsidiary” means any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.3.    Total Shares and Limitations.

(a)    The maximum number of Shares that may be issued under this Plan shall be One Million Five Hundred Thousand (1,500,000) Shares, which may be from Shares held in the Company’s treasury or from authorized and unissued Shares. If any Award granted under the Plan shall terminate, expire or be cancelled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares or such Shares may thereafter be issued as Restricted Stock.

(b)    The maximum aggregate number of Shares that may be issued upon the exercise of Options granted pursuant to Section 2.3 or as Restricted Stock pursuant to Section 3.3 shall be Ten Thousand (10,000) Shares.

(c)    Notwithstanding any provision to the contrary in the Plan, the sum of the grant date fair value of Awards (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto)) and the amount of any cash-based awards or other fees granted or paid to an Eligible Director during any calendar year shall not exceed $500,000, in respect of the Eligible Director’s service as a member of the Board during such year. The Board may make exceptions to this limit for individual Eligible Directors in extraordinary circumstances (including, without limitation, in connection with service for the initial fiscal year of service for an Eligible Director or advisory or other services of an Eligible Director that exceed those typically provided by a member of a board of directors), as the Board may determine in its discretion, provided that the Eligible Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Eligible Directors.

KIRBY | 2021 PROXY STATEMENT	B- 3

ARTICLE II

STOCK OPTIONS

Section 2.1.    Grant of Options. Options shall be granted to Eligible Directors as provided in Section 2.2 and may be granted in the discretion of the Committee as provided in Section 2.3. All Options shall be Nonincentive Stock Options. Each Option shall be evidenced by an option agreement containing such terms deemed necessary or desirable by the Committee that are not inconsistent with the Plan or any applicable law. Neither the Plan nor any Option shall confer upon any person any right to continue to serve as a Director.

Section 2.2.    Election to Receive Options. If the Compensation Plan permits Eligible Directors to elect to receive an Option in lieu of all or part of Director fees otherwise payable in cash, each Eligible Director who has properly and timely made such election as provided in the Compensation Plan shall be granted an Option for a number of Shares equal to (i) the amount of the fee such Eligible Director elects to receive in the form of an Option divided by (ii) the Fair Market Value of a Share on the Date of Grant multiplied by (iii) 3, with the result rounded to the nearest whole Share.

Section 2.3.    Discretionary Grant of Options. The Committee may in its discretion grant Options to Eligible Directors in addition to the Options granted pursuant to Section 2.2.

Section 2.4.    Option Price. The option price per Share for any Option shall be the Fair Market Value on the Date of Grant.

Section 2.5.    Date of Grant.

(a)    The Date of Grant of an Option granted under Section 2.2 shall be the second business day after the Company’s first quarter earnings conference call following the election by the Eligible Director pursuant to the Compensation Plan to receive the Option in lieu of cash fees, except that, for a newly elected Eligible Director, the Date of Grant shall be the date of his or her election to receive an Option in lieu of cash fees.

(b)    The Date of Grant of an Option granted under Section 2.3 shall be the date on which the Committee takes formal action to grant the Option or such later date as may be specified by the Committee when granting the Option.

Section 2.6.    Vesting.

(a)    An Option granted under Section 2.2 shall become exercisable on the Payment Date(s) following the Date of Grant as provided in this Section 2.6(a). The number of Shares as to which an Option granted under Section 2.2 will become exercisable on each Payment Date after the Date of Grant shall equal the number of Shares subject to the Option divided by the number of Payment Dates occurring after the Date of Grant and before the first anniversary of the most recent annual meeting of stockholders of the Company.

(b)    An Option granted under Section 2.3 shall become exercisable six months after the Date of Grant.

(c)    Notwithstanding the other provisions of this Section 2.6, (i) an Option shall only become exercisable as provided in this Section 2.6 if the Optionee is a Director at the time the Option would otherwise become exercisable and (ii) upon the occurrence of a Change in Control, all Options outstanding at the time of the Change in Control shall become immediately exercisable.

Section 2.7.    Term of Options. The portion of an Option that is exercisable shall automatically and without notice terminate upon the earlier of (a) one (1) year after the Optionee ceases to be a Director for any reason or (b) ten (10) years after the Date of Grant of the Option. The portion of an Option that is not exercisable shall automatically and without notice terminate at the time the Optionee ceases to be a Director for any reason.

Section 2.8.    Exercise of Options. Any Option may be exercised in whole or in part to the extent exercisable in accordance with Section 2.6. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option and (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made. Unless further limited by the Committee in any Option, the option price of any Shares purchased shall be paid solely in cash, by certified or cashier’s check, by money order, by personal check, by withholding Shares otherwise deliverable upon exercise of the Option or with Shares owned by the Optionee for at least six months, or by a combination of the foregoing. If the option price is paid in whole or in part with Shares, the value of the Shares withheld or delivered shall be their Fair Market Value on the date received by the Company.

B- 4	KIRBY | 2021 PROXY STATEMENT

Section 2.9.    Adjustment of Shares.

(a)    If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split, combination or exchange of Shares, then and in such event:

(i)    appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned under the Plan, and the numbers of Options to be granted under Sections 2.2 and 2.3, so that the same proportion of the Company’s issued and outstanding Shares shall continue to be subject to being so optioned, and

(ii)    appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same proportion of the Company’s issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

(b)    In the event of a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, the Board or the Committee may provide for any or all of the following alternatives: (i) for Options to become immediately exercisable, (ii) for exercisable Options to be cancelled immediately prior to such transaction, (iii) for the assumption by the surviving entity of the Plan and the Options, with appropriate adjustments in the number and kind of shares and exercise prices or (iv) for payment in cash or stock in lieu of and in complete satisfaction of Options.

(c)    Any fractional shares resulting from any adjustment under this Section 2.9 shall be disregarded and each Option shall cover only the number of full shares resulting from such adjustment.

(d)    Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

(e)    Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

Section 2.10.    Transferability of Options. Each Option shall provide that such Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution and that so long as an Optionee lives, only such Optionee or his guardian or legal representative shall have the right to exercise such Option.

Section 2.11.    Issuance of Shares. No person shall be, or have any of the rights or privileges of, a stockholder of the Company with respect to any of the Shares subject to any Option unless and until such Shares (whether in certificated or in book entry or other electronic form) shall have been issued and delivered to such person. As a condition of any transfer of Shares, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, any agreement or any law or regulation including, but not limited to, the following:

(a)    a representation, warranty or agreement by the Optionee to the Company, at the time any Option is exercised, that the Optionee is acquiring the Shares for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

(b)    a representation, warranty or agreement to be bound by any restrictions that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares.

Section 2.12.    Option Repricing. Except as provided in Section 4.2, the Committee shall not modify an outstanding Option so as to specify a lower exercise price (and will not cancel an Option and substitute for it an Option with a lower exercise price), without the approval of the Company’s stockholders. In addition, except as provided in Section 6.2, the Committee may not cancel an outstanding Option whose exercise price is equal to or greater than the current Fair Market Value of a Share in exchange for cash or substitute for it another Award without the prior approval of the Company’s stockholders.

KIRBY | 2021 PROXY STATEMENT	B- 5

ARTICLE III

RESTRICTED STOCK

Section 3.1.    Grants of Restricted Stock. Restricted Stock shall be granted to Eligible Directors as provided in Sections 3.2 and 3.3 and may be granted in the discretion of the Committee as provided in Section 3.4. Each Restricted Stock grant shall be evidenced by an agreement containing such terms deemed necessary or desirable by the Committee that are not inconsistent with the Plan or any applicable law. No grant of Restricted Stock shall confer upon any person any right to continue to serve as a Director.

Section 3.2.    Automatic Annual Grants. Following each annual meeting of stockholders of the Company, each Eligible Director shall automatically be granted $167,500 in value of Restricted Stock, except that an Eligible Director elected between annual stockholder meetings shall be granted a prorated dollar value of restricted stock for the year in which he or she is first elected. The number of shares of Restricted Stock granted will be equal to (a) the dollar value divided by (b) the Fair Market Value on the Date of Grant multiplied by (c) 1.2, with the result then rounded to the nearest whole share.

Section 3.3.    Election to Receive Restricted Stock. If the Compensation Plan permits Eligible Directors to elect to receive Restricted Stock in lieu of all or part of Director fees otherwise payable in cash, each Eligible Director who has properly and timely made such election as provided in the Compensation Plan shall automatically be granted a number of Shares of Restricted Stock equal to (i) the amount of the fee such Eligible Director elects to receive in the form of Restricted Stock divided by (ii) the Fair Market Value of a Share on the Date of Grant multiplied by (iii) 1.2, with the result rounded to the nearest whole Share.

Section 3.4.    Discretionary Grant of Restricted Stock. The Committee may in its discretion grant Restricted Stock to Eligible Directors in addition to Restricted Stock granted pursuant to Sections 3.2 and 3.3.

Section 3.5.    Date of Grant.

(a)    The Date of Grant of Restricted Stock granted under Section 3.2 shall be the second business day after the Company’s first quarter earnings conference call, except that for an Eligible Director elected between annual stockholder meetings, the Date of Grant shall be determined as follows:

(i)    If the Eligible Director is elected at a regular quarterly meeting of the Board, the Date of Grant shall be the second business day after the Company’s earnings conference call for the immediately preceding quarter.

(ii)    If the Eligible Director is elected at any other time, the Date of Grant shall be the date of his or her election.

(b)    The Date of Grant of Restricted Stock granted under Section 3.3 shall be the second business day after the Company’s first quarter earnings conference call following the election by the Eligible Director pursuant to the Compensation Plan to receive the Restricted Stock in lieu of cash fees, except that, for a newly elected Eligible Director, the Date of Grant shall be the date of his or her election to receive Restricted Stock in lieu of cash fees.

(c)    The Date of Grant of Restricted Stock granted under Section 3.4 shall be the date on which the Committee takes formal action to grant the Restricted Stock.

Section 3.6.    Vesting.

(a)    Restricted Stock granted under Section 3.2 shall vest six months after the Date of Grant.

(b)    Restricted Stock granted under Section 3.3 shall vest on the Payment Date(s) following the Date of Grant as provided in this Section 3.6(b). The number of Shares of Restricted Stock granted under Section 3.3 that will vest on each Payment Date after the Date of Grant shall equal the number of Shares of Restricted Stock granted divided by the number of Payment Dates occurring after the Date of Grant and before the first anniversary of the most recent annual meeting of stockholders of the Company.

(c)    Restricted Stock granted under Section 3.4 shall vest six months after the Date of Grant.

(d)    Notwithstanding the other provisions of this Section 3.6, (i) Restricted Stock shall only vest as provided in this Section 3.6 if the holder is a Director at the time the Restricted Stock would otherwise vest and (ii) upon the occurrence of a Change in Control, all Restricted Stock issued under the Plan that is outstanding at the time of the Change in Control shall immediately vest.

B- 6	KIRBY | 2021 PROXY STATEMENT

(e)    Notwithstanding the vesting conditions set forth in the Plan or the Compensation Plan, the Committee may in its discretion at any time accelerate the vesting of Restricted Stock or otherwise waive or amend any conditions of a grant of Restricted Stock under the Plan.

Section 3.7.    Restrictions on Transfer. Restricted Stock granted to an Eligible Director under the Plan (whether represented by stock certificates or in book entry or other electronic form) shall be registered in the Director’s name or, at the option of the Committee, not issued until such time as the Restricted Stock shall become vested or as otherwise determined by the Committee. If certificates are issued prior to the Shares of Restricted Stock becoming vested, such certificates shall either be held by the Company on behalf of the Director, or delivered to the Director bearing a legend to restrict transfer of the certificate until the Restricted Stock has vested, as determined by the Committee. The Director shall have the right to vote and receive dividends on the Restricted Stock before it has vested. Except as may otherwise be expressly permitted by the Committee, no Share of Restricted Stock may be sold, transferred, assigned or pledged by the Director until such Share has vested. In the event that a Director ceases to be a Director before all the Director’s Restricted Stock has vested, the Shares of Restricted Stock that have not vested shall be forfeited. At the time Restricted Stock vests (and, if the Director has been issued legended certificates for Restricted Stock, upon the return of such certificates to the Company), such vested Shares shall be issued to the Director, in certificated or book entry or other electronic form, free of restrictions.

Section 3.8.    Issuance of Shares. As a condition of the issuance of any Shares of Restricted Stock, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, any agreement or any law or regulation including, but not limited to, the following:

(a)    a representation, warranty or agreement by the Eligible Director to the Company that the Eligible Director is acquiring the Shares for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

(b)    a representation, warranty or agreement to be bound by any restrictions that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares.

Section 3.9.    Section 83(b) Election. If a Director receives Restricted Stock that is subject to a “substantial risk of forfeiture,” the Director may elect under Section 83(b) of the Code to include in his or her gross income, for the taxable year in which the Restricted Stock is received, the Fair Market Value of such Restricted Stock on the Date of Grant. If the Director makes the Section 83(b) election, the Director shall (a) make such election in a manner that is satisfactory to the Committee, (b) provide the Company with a copy of such election and (c) agree to promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election.

ARTICLE IV

ADDITIONAL PROVISIONS

Section 4.1.    Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions arising with respect to the Plan and to make all other determinations and take all other actions necessary or desirable for the administration of the Plan. All decisions and acts of the Committee shall be final and binding upon all affected Optionees and holders of Restricted Stock. If there is no Committee, the Board shall administer the Plan and in such case all references to the Committee shall be deemed to be references to the Board.

Section 4.2.    Adjustment of Shares. If at any time while the Plan is in effect, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split, combination or exchange of Shares, the Committee shall make an appropriate adjustment in the number and kind of Shares then subject to being issued under the Plan, so that the same proportion of the Company’s issued and outstanding Shares shall continue to be subject to issuance under the Plan upon the exercise of Options or as Restricted Stock.

Section 4.3.    Amendment. The Board may amend or modify the Plan in any respect at any time, subject to stockholder approval if required by applicable law or regulation or by applicable stock exchange rules.

KIRBY | 2021 PROXY STATEMENT	B- 7

Section 4.4.    Duration and Termination. No Awards shall be made under the Plan after April 27, 2027. The Board may suspend, discontinue or terminate the Plan at any time. The suspension, discontinuance or termination of the Plan shall not impair any of the rights of any holder of any Option or Restricted Stock outstanding on the date of the Plan’s suspension, discontinuance or termination without the holder’s written consent.

Section 4.5.    Effective Date. The Plan amends and restates the Existing Plan in its entirety, effective April 27, 2021, subject to the approval of the Company’s stockholders at the Company’s 2021 annual meeting of stockholders.

Kirby Corporation 55 Waugh Drive, Suite 1000 Houston, Texas 77007 713-435-1000 www.kirbycorp.com

KIRBY CORPORATION P.O. BOX 1745 HOUSTON, TX 77251-1745

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 26, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 26, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE AT THE MEETING

To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/KEX2021 and enter the 16 digit control number included in your proxy materials. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

E91811-P35045                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KIRBY CORPORATION

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1.

1.	Election of Class II Directors
	Nominees		For	Against	Abstain

	1a.	Tanya S. Beder	☐	☐	☐

	1b.	Barry E. Davis	☐	☐	☐

	1c.	Joseph H. Pyne	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5.		For	Against	Abstain

2.	Ratification of the selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2021.	☐	☐	☐

3.	Advisory vote on the approval of the compensation of Kirby’s named executive officers.	☐	☐	☐

4.	Approval of amendment of the 2005 Stock and Incentive Plan.	☐	☐	☐

5.	Approval of amendment of the 2000 Nonemployee Director Stock Plan.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

            Signature [PLEASE SIGN WITHIN BOX]                            Date                                                                                   Signature (Joint Owners)                                                       Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 27, 2021:

The Notice of 2021 Annual Meeting, Proxy Statement and the Company’s Annual Report, which includes the

Annual Report on Form 10-K for 2020, are available at www.proxyvote.com.

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E91812-P35045

KIRBY CORPORATION Annual Meeting of Stockholders April 27, 2021 10:00 AM (CDT) This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David W. Grzebinski, William G. Harvey, Ronald A. Dragg and Amy D. Husted, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes each to represent and to vote, as designated below, all the shares of common stock, par value $0.10 per share, of Kirby Corporation (the “Company”) held of record by the undersigned as of the close of business on March 1, 2021, at the Annual Meeting of Stockholders to be held on April 27, 2021, virtually at www.virtualshareholdermeeting.com/KEX2021 at 10:00 AM (CDT) and any adjournment(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS LISTED IN PROPOSAL 1. SHOULD ANY OF THEM REFUSE OR BECOME UNABLE TO ACCEPT ELECTION AS A DIRECTOR OF THE COMPANY, THE PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIGNATED BY THE BOARD OF DIRECTORS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 2, 3, 4 and 5. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side